As filed with the Securities and Exchange Commission on October 11, 2005


                                                  Registration No.  333-120659

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  --------------------------------------------
                           WESTSIDE ENERGY CORPORATION
--------------------------------------------------------------------------------
                 (Exact name of Registrant specified in charter)

    Nevada                             1311                     88-0349241
--------------------------------------------------------------------------------
  (State of                     (Primary Industrial         (I.R.S.  Employer
 Incorporation)                  Classification)                 I.D.#)

                        4400 Post Oak Parkway, Suite 2530
                                Houston, TX 77027
                                 (713) 979-2660
--------------------------------------------------------------------------------
           (Address, including zip code of principal place of business and telephone number, including area code of
                   Registrant's principal executive offices.)

    Jimmy D. Wright                             With a copy to:
    President                                   Randall W.  Heinrich
    4400 Post Oak Parkway, Suite 2530           Gillis, Paris & Heinrich, L.L.P.
    Houston, Texas 77027                        8 Greenway Plaza, Suite 818
    Tel: (713) 979-2660                         Houston, Texas 77046
    (Name, address, including zip code          (713) 951-9100
    and telephone number, including
    area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed
Title of each class               Proposed           maximum          Amount of
of securities to be Amount to be  maximum offering   aggregate      registration
registered          registered(1) price per share(2) offering price(2)   fee

Common Stock        17,772,077 (3)    $3.35          $59,536,458(2)  $7,543(4).
-----------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).
(2) Estimated solely for purposes of calculating the registration fee based on the closing price of the Registrant's common stock as reported on "Electronic Pink Sheets" of the National Quotation Bureau on November 19, 2004 or $3.35 per share.
(3) 16,261,577 shares were previously issued to 61 stockholders, and up to 1,510,500 shares were issuable upon exercise of warrants issued to 20 warrant holders.
(4)      This fee has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                         SUBJECT TO COMPLETION, DATED OCTOBER 11, 2005


                           WESTSIDE ENERGY CORPORATION
                        4400 Post Oak Parkway, Suite 2530
                              Houston, Texas 77027
                                 (713) 979-2660

                        14,924,585 Shares of Common Stock

                           --------------------------

         This prospectus relates to up to 14,924,585 shares of our common stock, $0.01 par value per share, being offered by the persons who are our stockholders. These persons are referred to throughout this prospectus as "selling stockholders." Of these shares:

         *        13,632,085 were previously issued to 55 stockholders, and
         * 1,292,500 shares are issuable upon the exercise of certain warrants issued to 16 holders (all but three of whom are also included in the preceding group of stockholders)

All of the common shares and warrants described above (except any shares of common stock which may be issued in the future upon the exercise of warrants) were previously issued in private placement transactions.

         The selling security holders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. We will not receive any cash proceeds from the selling security holders' subsequent sales of the shares covered by this prospectus. However, we will receive the exercise price of a warrant upon its exercise.

         Our common stock is listed and trades on the American Stock Exchange under the symbol "WHT" The closing price of our common stock on the American Stock Exchange on September 30, 2005 was $3.99 per share.

                             ----------------------

         You should consider carefully the Risk Factors beginning on page 4 of this prospectus.


                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus is _________________ _____, 2005.

                                TABLE OF CONTENTS

SUMMARY INFORMATION.......................................................... 3

RECENT EVENTS ............................................................... 4

RISK FACTORS ................................................................ 4

USE OF PROCEEDS .............................................................13

DIVIDEND POLICY .............................................................14

PRICE RANGE OF COMMON STOCK .................................................14

BUSINESS ....................................................................14

MANAGEMENT ..................................................................25

EXECUTIVE COMPENSATION ......................................................27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..............................27

PRINCIPAL STOCKHOLDERS ......................................................28

DESCRIPTION OF SECURITIES ...................................................30

SELLING STOCKHOLDERS ........................................................32

PLAN OF DISTRIBUTION ........................................................37

EXPERTS .....................................................................37

INDEX TO FINANCIAL STATEMENTS................................................38

                               SUMMARY INFORMATION

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors," before investing in our common stock.

Common stock outstanding                    17,376,245 shares (1)
  prior to this offering

Common stock being offered for              Up to 14,924,585 shares
   resale to the public

Common stock outstanding
  after this offering                       18,668,745 shares (2)

Price per share to the public               Market or negotiated price at the
                                            time of sale or resale.

Total proceeds raised by offering           We will not receive any proceeds
                                            from the resale of shares offered by
                                            any  selling  stockholders.  We did
                                            receive proceeds from the sale of
                                            our common stock and warrants in
                                            private placements. We will receive
                                            proceeds from the exercise of the
                                            warrants whose underlying shares of
                                            common stock are covered by this
                                            prospectus. These proceeds may equal
                                            as much as $1,986,250 if all of the
                                            warrants are exercised.

Use of proceeds                             For working capital and general
                                            corporate purposes.

Plan of distribution                        The offering of our shares of common
                                            stock is being made by our
                                            stockholders who may wish to sell
                                            their shares.
                                            Selling stockholders may sell the
                                            shares covered by this prospectus in
                                            the open market or in privately
                                            negotiated transactions and at
                                            discounted prices, fixed prices, or
                                            negotiated prices.

Risk factors                                Significant risks are involved in
                                            investing in our company. For a
                                            discussion of risk factors you
                                            should consider before buying our
                                            common stock, see "RISK FACTORS"
                                            beginning on page 4.

                               ------------------

(1) Does not include up to 1,292,500 shares issuable upon the exercise of warrants whose underlying shares of common stock are covered by this prospectus.
(2) Includes up to 1,292,500 shares issuable upon the exercise of warrants whose underlying shares of common stock are covered by this prospectus.

                                  RECENT EVENTS

         Westside Energy Corporation, f/n/a "Eventemp Corporation" (the "Company"), was incorporated on November 30, 1995 under the laws of the State of Nevada. In February 2004, the Company decided to focus its efforts on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. The Company is focusing its efforts initially in the State of Texas. For several years prior to February 2004, the Company had been dormant from a business perspective. In connection with the change in the Company's business focus, the Company has undertaken a number of activities. First, the Company changed its corporate name to "Westside Energy Corporation" on March 17, 2004. Next, the Company has improved its corporate governance in several ways including the expansion of the Company's Board of Directors from one member to the current number of five members, which includes three outside directors, all of whom have extensive oil and gas experience. The Board of Directors has also created audit, compensation and nominating committees on which only outside directors serve. In addition to the creation of an audit committee, the Company has improved internal controls over financial reporting by the addition of a Controller to the Company's staff. The Board of Directors has also elected a new slate of officers, including a Chief Executive Officer with considerable experience in the oil & gas industry. Operationally, the Company acquired rights in a number of oil and gas leases. As of the date of this Prospectus, the Company had acquired total leased acreage of 68,084 gross acres and 64,361 net acres in various Texas counties in the Barnett Shale, including Jack, Wise, Denton, Cooke, Montague, Hill, Ellis, Hamilton, Comanche and Mills Counties. As of the date of this Prospectus, the Company has completed or commenced work on a number of wells. For additional information regarding these wells, see the table captioned "STATUS OF WELLS AS OF OCTOBER 3, 2005" in the section captioned "BUSINESS - Plan of Operation - Recent Developments." Moreover, the Company completed several rounds of financings, including the sale of 10 million shares of the Company's common stock in a private placement transaction resulting in gross proceeds of $20 million and net proceeds to the Company of approximately $18.5 million after offering expenses. Finally, the Company's common stock has been listed and is now traded on the American Stock Exchange.

                                  RISK FACTORS

         The securities covered by this prospectus involve a high degree of risk. Accordingly, they should be considered extremely speculative. You should read the entire prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

                          Risks Related to our Company

         OUR EXTREMELY LIMITED HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT, AND PROFITS ARE NOT ASSURED.

         The Company was incorporated on November 30, 1995 for the purpose of commercially exploiting a proprietary self-contained climate control system for vehicles (known as the Etemp system) that allowed the user to call his or her vehicle from any available telephone and pre-cool or pre-heat the interior of the vehicle, within five minutes before arriving, with the engine turned off. During February 2004, we decided to focus our business on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. Since that time, we have acquired rights in oil and gas properties and undertaken certain exploratory and other activities. See "RECENT EVENTS" above. However, we do not have a long operating history in our current business. Nearly all of the oil and gas properties that we have leased to date are considered "undeveloped acreage," which the U.S. Securities and Exchange Commission (the "Commission") defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves." We have established a limited volume of proved reserves with regard to our properties. In view of our extremely limited history in the oil and gas business, you may have difficulty in evaluating us and our business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

         *        Find and acquire rights in attractive oil and gas properties;
         * Drill successful exploratory test wells on our oil and gas properties to establish the presence of oil and gas in commercially viable quantities;
         * Develop our oil and gas properties, including the successful application of advanced formation fracturing technologies and procedures, to a stage at which oil and gas are being produced in commercially viable quantities;
         * Procure purchasers of our commercial production of oil and gas;
         * Maintain access to funds to pursue our capital-intensive business plan;
         *        Comply with all applicable laws and regulations;
         * Identify and enter into binding agreements with suitable joint venture partners for our future projects;
         *        Implement and successfully execute our business strategy;
         *        Respond to competitive developments and market changes; and
         *        Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our exploration and production activities will produce oil and gas in commercially viable quantities, if any at all. Moreover, even if we succeed in producing oil and gas, we expect to incur operating losses until such time (if ever) as we consistently produce and sell sufficient volumes of our commercial production to cover direct production costs as well as corporate overhead. There can be no assurance that sales of our oil and gas production will ever generate significant revenues, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.

         WE MAY NEED TO PROCURE ADDITIONAL FINANCING TO PURSUE OUR BUSINESS PLAN IN FISCAL 2006 IN THE MANNER THAT WE PREFER, AND THE PROCUREMENT OF DESIRED FINANCING IS UNCERTAIN.

         We have sufficient funds to pursue our business plan for the remainder of fiscal 2005 and into part of fiscal 2006. However, as of the date of this prospectus, we are formulating a business plan for fiscal 2006 that may require us to procure additional financing in order to pursue this plan, which will involve substantial capital expenditures for the exploration, development, exploitation and production of oil and gas reserves. Our current flow of revenues might not be sufficient to finance the plan currently being developed. We are currently identifying sources of capital. However, there can be no assurance that we will find such sources. If required financing is not available on acceptable terms, we could be prevented from pursing the plan currently being developed for fiscal 2006. In such event, we would be constrained to pursue a less ambitious plan, which could materially and adversely affect our business and financial condition. Moreover, any debt financing undertaken to procure funds may involve restrictions limiting our operating flexibility. If we obtain funds through the issuance of equity securities, the following results will or may occur:

         * The percentage ownership of our existing stockholders will be reduced
         * Our stockholders may experience additional dilution in net book value per share
         * The new equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock.

Finally, if our revenues or borrowing base decrease as a result of lower oil and gas prices or operating difficulties, we may have a limited ability to expend the capital necessary to undertake or complete future drilling programs. Our future liquidity will depend upon numerous factors, including the success of our exploration and production efforts and our capital raising activities. See "BUSINESS - Plan of Operation - Capital Requirements."

         WE DEPEND ON CERTAIN KEY PERSONNEL.

         We substantially depend upon the efforts and skills of Jimmy D. Wright, a director and the President of the Company. The loss of Mr. Wright's services, or his inability to devote sufficient attention to our operations, could materially and adversely affect our operations. Mr. Wright has not entered into a written employment agreement or any covenant not to compete agreement with us. As a result, Mr. Wright may discontinue providing his services to us at any time and for any reason, and even thereafter commence competition with us. Moreover, we do not maintain key man life insurance on Mr. Wright.

         OUR CURRENT MANAGEMENT RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE, AND WE HAVE NO ASSURANCE THAT WE CAN ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

         There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

         LIMITATIONS ON CLAIMS AGAINST OUR OFFICERS AND DIRECTORS, AND OUR OBLIGATION TO INDEMNIFY THEM, COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

         The corporation law of Nevada allows a Nevada corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Restated Articles of Incorporation have eliminated our directors' liability to the maximum extent permitted by the corporation law of Nevada. Moreover, our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for by the corporation law of Nevada. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Commission maintains that indemnification for liabilities arising under the Securities Act is against the public policy expressed in the Securities Act, and is therefore unenforceable.

         INCUMBENT MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK, AND CUMULATIVE VOTING IS NOT AVAILABLE TO STOCKHOLDERS.

         Our current management currently owns (directly or indirectly) approximately 31.9% of our outstanding common stock (considered on an undiluted basis). Management's stock ownership would increase if they were to exercise certain outstanding warrants issued to them directly or indirectly. Cumulative voting in the election of directors is expressly denied in our Restated Articles of Incorporation. Accordingly, the holder or holders of a majority of our outstanding shares of common stock may elect all of our directors. Management's large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs. Moreover, two of our directors, Jimmy D. Wright and Keith D. Spickelmier have entered into a Voting Agreement, pursuant to which they agreed until February 26, 2006 to vote all of their shares of common stock to elect themselves or their nominees to the Company's Board of Directors. This Voting Agreement could further entrench current management during the term of its existence.

         WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY.

         We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

         * Manage relationships with various strategic partners and other third parties;
         * Hire and retain skilled personnel necessary to support our business;
         * Train and manage a growing employee base;
         * Continually develop our financial and information management systems; and
         * Raise any required capital

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

         WE HAVE ENTERED INTO CERTAIN TRANSACTIONS WITH PERSONS WHO ARE OUR OFFICERS AND DIRECTORS.

         We have entered into certain transactions (the "Related Party Transactions") either directly with, or with entities controlled by one or both of, Jimmy D. Wright, one of our directors and our President and Chief Financial Officer, and Keith D. Spickelmier, one of our directors and our Chairman of the Board. The Related Party Transactions are described in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Some of the Related Party Transactions were not the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of the Related Party Transactions are as favorable to us as those that could have been obtained in true arms-length negotiations. However, we believe that all Related Party Transactions were fair as to the Company at the time they were authorized or approved and therefore are valid under applicable Nevada law. Moreover, because of Messrs. Wright's and Spickelmier's positions with us, there can be no assurance that we would enforce a claim against either of them arising out of any of the Related Party Transactions.

                          Risks Related to our Business

         OIL AND GAS PRICES ARE VOLATILE, HAVE BEEN LOW IN RECENT YEARS, AND COULD BE LOW AGAIN IN THE FUTURE.

         Our revenues, profitability and future growth and the carrying value of our properties will depend substantially on the prices we realize for our oil and gas production. Our realized prices will also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Oil and gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Starting from a level below $4.00/MCF at the end of 2002, natural gas prices experienced a steady climb to over $8.00/MCF by July 2005. Natural gas prices have increased substantially over the last several months, reaching levels in excess of $14.00/MCF. Oil prices have also increased over the last several years, rising from less than $30.00/BBL in 2003 to over $60.00/BBL in 2005. The increases in oil and natural gas prices since 2002 have been characterized by occasional, but not sustained, price declines. Despite the historically high nominal prices for natural gas and oil, there can be no assurance that significantly lower prices will not be experienced again in the future. Among the factors that can cause price volatility are:

         * worldwide or regional demand for energy, which is affected by economic conditions;
         * the domestic and foreign supply of oil and gas;
         * weather conditions;
         * domestic and foreign governmental regulations;
         * political conditions in gas or oil producing regions;
         * the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
         * the price and availability of alternative fuels.

Oil and gas price movements cannot be predicted with certainty. Lower oil and gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and gas that we can produce economically. A substantial or extended decline in oil and gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance capital expenditures.

         THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO SELECT OIL AND GAS PROJECTS THAT ULTIMATELY PROVE SUCCESSFUL ECONOMICALLY.

         We intend to drill exploratory test wells on properties with no proved oil and gas reserves, although such properties will typically be situated in areas of proved reserves. Drilling of oil and gas wells always involves the risk that no commercially productive oil or gas reservoirs will be encountered. While all drilling (whether developmental or exploratory) involves this risk, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of oil and gas. Because of our proposed exploratory drilling activities, we are especially likely to experience exploration and abandonment expenses from time to time in the future. The economic success of any project will depend on a number of factors, including our ability to discern and estimate the volumes of recoverable reserves relating to the project, rates of future production, future commodity prices, operating costs, and possible environmental liabilities. All of these factors affect whether or not a project will ultimately generate cash flows sufficient to provide a suitable return on investment. Our assessments and estimations of these factors (which are inherently inexact and uncertain) may prove inaccurate. Moreover, there is no specific criterion for selecting the oil and gas projects that we will decide to pursue. Accordingly, we will have significant flexibility in selecting such projects. There can be no assurance that we will be able to identify economically successful oil and gas projects or that we will be able to pursue these projects successfully even if identified. Our failure to select economically successful oil and gas projects will materially and adversely affect our business, results of operations and financial condition. Even if we create reserves through our exploration activities, our reserves will decline as they are produced. We will be constantly challenged to add new reserves through further exploration or further development of our existing properties. There can be no assurance that our exploration and development activities will be successful in adding new reserves. If we fail to replace reserves, our level of production and cash flows will be adversely impacted.

         THE SELECTION OF OIL AND GAS PROJECTS INVOLVES NUMEROUS RISKS UNRELATED TO THE PRESENCE OR ABSENCE OF RECOVERABLE RESERVES RELATING TO THE PROJECT.

         Even though we intend to perform a review (that we believe is consistent with industry practices) of each project we decide to pursue, reviews of this nature are often limited in scope. Moreover, these reviews may not reveal all existing or potential problems nor will they permit us to become sufficiently familiar with the related properties to fully assess their deficiencies and capabilities. In addition, inspections may not always be performed on every platform or well, and structural or environmental problems may not be observable even when an inspection is undertaken. Even when problems are identified, the seller or lessor may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not entitled to contractual indemnification for environmental liabilities, and we may be required to pursue many projects on an "as is" basis. Accordingly, we may be required to make significant expenditures to cure environmental contamination relating to acquired properties. If we are unable to remedy or cure any title defect or potential environmental problem of a nature such that drilling operations on the property would not be prudent, we could suffer a loss of our entire investment in the property.

         WE ARE CURRENTLY FOCUSING OUR OPERATIONAL EFFORTS IN ONLY ONE GEOGRAPHICAL AREA, AND OUR CURRENT LACK OF GREATER DIVERSIFICATION ENTAILS CONSIDERABLE RISKS.

         Currently, all of our oil and gas interests lie in the Barnett Shale located in the State of Texas, although we may in the future own or lease properties and operate in areas other than the Barnett Shale. At the present, our success depends entirely upon our ability to locate and produce oil and gas on a profitable basis on and from our interests in the Barnett Shale. There can be no assurance that we will be able to do this, and that we will not encounter one or more problems arising from the particular geological characteristics of the Barnett Shale. Our current lack of diversification beyond the Barnett Shale may make our results of operations more volatile than they would be if we were seeking to develop interests in more than one area. For more information about the Barnett Shale, see "BUSINESS - Plan of Operation - Initial Activities."

         OUR APPROACH TO TITLE ASSURANCE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

         We intend to purchase working and revenue interests in oil and gas leasehold interests. The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. In some instances, we may forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landmen who perform the field work in examining records in the appropriate government office before attempting to place under lease a specific mineral interest. This is customary practice in the oil and gas industry. Prior to the drilling of an oil or gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil or gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. In some instances, we, or the person or company acting as operator of the wells located on the properties that we intend to lease, may not obtain counsel to examine title to such spacing unit until the well is about to be drilled. As a result of such examinations, certain curative work may need to be performed to correct deficiencies in the marketability of the title, and such curative work will entail additional expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. Occasionally, the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost. If we were to lose the amount paid for any such oil and gas lease, such loss could materially adversely affect our business. Since we do not intend to retain title lawyers in connection with our acquisitions, the risk of such losses in our operations is increased. We note, however, that we did obtain a drill site title opinion for the tract of land on which our initial operated wells are being drilled.

         DEVELOPMENT ACTIVITIES ON EVEN WELL-SELECTED PROJECTS MAY BE UNSUCCESSFUL FOR MANY REASONS, INCLUDING WEATHER, COST OVERRUNS, EQUIPMENT SHORTAGES AND MECHANICAL DIFFICULTIES.

         The selection of attractive oil and gas projects does not ensure success. The development of oil and gas projects involves a variety of operating risks, including:

         *        fires;
         *        explosions;
         *        blow-outs and surface cratering;
         *        uncontrollable flows of natural gas, oil and formation water;
         * natural disasters, such as hurricanes and other adverse weather conditions;
         *        pipe, cement, subsea well or pipeline failures;
         *        casing collapses;
         *        ineffective hydraulic fracs;
         *        embedded oil field drilling and service tools;
         *        abnormally pressured formations; and
         * environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations.

         We could also incur substantial losses as a result of:

         *        injury or loss of life;
         * severe damage to and destruction of property, natural resources and equipment;
         *        pollution and other environmental damage;
         *        clean-up responsibilities;
         *        regulatory investigations and penalties;
         *        suspension of our operations; and
         *        repairs to resume operations.

These conditions can cause substantial damage to facilities, interrupt production and reduce proved reserves. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or property acquisitions, or result in loss of equipment and properties.

         Presently, because of budget constraints, we do not maintain insurance in accordance with prevailing industry practices, but instead we rely upon the insurance coverage of our operators to protect us against the types of risks, losses and liabilities that customarily arise out of oil and gas exploration and production activities. Our operators' insurance may prove inadequate. Our lack of customary insurance coverage may expose us to certain risks, losses and liabilities for the indefinite future. If we ever decide to operate our own wells, we intend to broaden our insurance coverage. However, we may never obtain insurance for some risks if we believe the cost of available insurance is excessive relative to the risks presented. In addition, some risks may not be fully insurable if insurable at all. Even if we broaden our insurance coverage, our insurance would probably not cover all potential claims or may not adequately indemnify us for all liabilities to which we will be exposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition. Moreover, we do not currently carry business interruption insurance.

         Finally, the successful drilling of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic.

         WE WILL RELY ON A NUMBER OF THIRD PARTIES, AND SUCH RELIANCE EXPOSES US TO A NUMBER OF RISKS.

         Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We may rely upon various companies to assist us in identifying desirable gas and oil prospects to acquire and provide us with technical assistance and services. We also may rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we intend to rely upon the owners and operators of oil rigs and drilling equipment, and upon providers of oilfield services, to drill and develop our prospects to production. Moreover, if any of our wells proves to hold commercially producible gas, we will have to rely on third party gathering or pipeline facilities to transport and purchase our production. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

         THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OILFIELD SERVICES COULD MATERIALLY ADVERSELY AFFECT US.

         Either shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could materially adversely affect our business, financial condition and results of operations. Drilling activity in the area of our proposed initial activities is extremely high. Increased drilling activity could decrease the availability of rigs and oilfield services. As a further result of the increased drilling activity, associated costs (including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry) could increase as well. These costs may increase further, and necessary equipment and services may not be available to us at economical prices.

         WE MAY INCUR SUBSTANTIAL IMPAIRMENT WRITEDOWNS IN THE FUTURE.

         For properties on which we establish proved oil and gas reserves, we will review such properties for impairment when circumstances suggest there is a need for such a review. For each property determined to be impaired, we will recognize an impairment loss equal to the difference between the carrying value and the fair value of the property on our balance sheet. Fair value is estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices (as determined by management) to the estimated future production of oil and gas reserves over the economic life of a property. Future cash flows are based upon an independent engineer's estimate of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling. If oil and gas prices decrease or if the recoverable reserves on a property are revised downward, we may be required to record impairment writedowns, which would result in a negative impact to our financial position.

         OUR HEDGING DECISIONS MAY IMPACT OUR POTENTIAL GAINS FROM CHANGES IN COMMODITY PRICES AND MAY RESULT IN LOSSES.

         To reduce our exposure to fluctuations in the prices of oil and gas, we may enter into hedging arrangements with respect to a portion of our expected production. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

         *        production is less than expected;
         * the other party to the hedging contract defaults on its contract obligations;
         * we could be required to post additional cash to cover margin requirements, which could materially adversely affect our liquidity;
         * we could be unable to meet additional margin requirements, which could result in the closing of our positions thereby leading to a financial loss as well as the possible loss of the anticipated benefits of the related hedging transactions; and
         * there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

         These hedging arrangements may limit the benefit we would receive from increases in the prices for oil and gas. Furthermore, if we choose not to engage in hedging arrangements, we may be more adversely affected by changes in oil and gas prices than had we engaged in hedging arrangements.

         WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, WHICH CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

         Development, production and sale of oil and gas are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other government regulations. Matters subject to regulation include:

         *        discharge permits for drilling operations;
         * bonds for ownership, development and production of oil and gas properties;
         *        reports concerning operations; and
         *        taxation.

         Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

         OUR COMPETITORS MAY HAVE GREATER RESOURCES, WHICH COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES AND TO BETTER WITHSTAND PERIODS OF LOW MARKET PRICES FOR OIL AND NATURAL GAS.

         The petroleum and natural gas industry is intensely competitive, and we compete with other companies that have substantially larger financial resources, operations, staffs and facilities. Many of these companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market oil and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. For more information regarding the competition to which we will be exposed, see "BUSINESS
- Competition."

                        Risks Related to our Common Stock

         OUR AUTHORIZED PREFERRED STOCK EXPOSES HOLDERS OF OUR COMMON STOCK TO CERTAIN RISKS.

         Our Restated Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this Prospectus, no shares of preferred stock had been issued.

         WE HAVE CERTAIN OBLIGATIONS AND THE GENERAL ABILITY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         We have various obligations and the ability to issue additional shares of common stock in the future. These obligations and abilities include the following:

         * Approximately 299,694 registered shares of our common stock are available as of October 3, 2005 for issuance to outside consultants to compensate them for services provided; and
         * Warrants to purchase approximately 1,292,500 registered shares of common stock are outstanding as of October 3, 2005.

         The warrants described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these warrants would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options to consultants, our Board of Directors will determine the timing and size of the issuances and grants and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

         SALES OF LARGE QUANTITIES OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK.

         Any sales of large quantities of shares of our common stock could reduce the price of our common stock. In January 2005, we registered the sale by stockholders of 17,772,077 shares of our common stock. Of these shares, 14,924,585 remain heretofore unsold and registered for resale. The holders of these shares may offer to sell such shares at any price and at any time determined by them without limitation. If holders sell large quantities of shares of our common stock, our common stock price may decrease and the public market for our common stock may otherwise be adversely affected because of the additional shares available in the market.

         OUR COMMON STOCK HAS EXPERIENCED ONLY EXTREMELY LIMITED TRADING.

         Since June 20, 2005, our common stock had been listed and traded on the American Stock Exchange. Prior to that time, our common stock was traded in the over-the-counter market on the OTC Electronic Bulletin Board. The volume of trading in our common stock has been fairly light, and the prices at which our common stock has traded have fluctuated fairly widely on a percentage basis. There can be no assurance as to the prices at which our common stock will trade in the future. Until shares of our common stock become more broadly held and orderly markets develop and even thereafter, the price of our common stock may fluctuate significantly. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *        The depth and liquidity of the markets for our common stock;
         * Investor perception of us and the industry in which we participate;
         *        General economic and market conditions;
         * Responses to quarter-to-quarter variations in operating results;
         *        Failure to meet securities analysts' estimates;
         *        Changes in financial estimates by securities analysts;
         * Conditions, trends or announcements in the oil and gas industry;
         * Announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
         *        Additions or departures of key personnel;
         *        Sales of our common stock;
         * Accounting pronouncements or changes in accounting rules that affect our financial statements; and
         *        Other factors and events beyond our control.

         The market price of our common stock could experience significant fluctuations unrelated to our operating performance. As a result, a stockholder (due to personal circumstances) may be required to sell such stockholder's shares of our common stock at a time when our stock price is depressed due to random fluctuations, possibly based on factors beyond our control.

         THE MARKET PRICE OF OUR COMMON STOCK HAS RISEN SIGNIFICANTLY IN A VERY SHORT PERIOD OF TIME.

         The market price of our common stock increased from a last reported sale of approximately $.01 per share in March 2004 to up to an intra-day high of $5.75 per share on March 11, 2005. There can be no assurance that the market price of our common stock will remain at or near its current level.

         THE TRADING PRICE OF OUR COMMON STOCK MAY ENTAIL ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

         The trading price of our common stock historically has been below $5.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain "penny stock" rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

         BECAUSE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, STOCKHOLDERS MAY HAVE TO SELL THEIR SHARES OF OUR COMMON STOCK TO REALIZE A RETURN ON THEIR INVESTMENT IN THE COMPANY.

         The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

                                 USE OF PROCEEDS

         The potential net proceeds to the Company from the exercise of the warrants for shares of common stock covered by this prospectus will be up to approximately $1,986,250. The Company intends to use such net proceeds, if any, for general working capital and other corporate purposes. As of the end of trading hours on September 30, 2005 when the Company's common stock closed at $3.99 per share, all of the warrant shares covered by this prospectus were "in-the-money," meaning that the holder of the warrant could acquire the shares at a strike price lower than the market price then in effect. There can be no assurance that any of these warrants will be exercised before they expire and, as a result, that the Company will receive any proceeds from them. Even if some or all of these warrants are exercised, the Company cannot predict when they will be exercised and when the proceeds will be received.

          The Company will receive no proceeds from any sales of the shares of common stock issuable upon the exercise of the warrants. The selling stockholders of these shares will receive all of the net proceeds from such sales.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock and the Company presently intends to retain earnings to finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                           PRICE RANGE OF COMMON STOCK

         The Company's common is listed and trades on the American Stock Exchange under the symbol "WHT." After a period in which the Company's common stock was not publicly traded, the Company's common stock began trading again in very limited quantities in the "Electronic Pink Sheets" of the National Quotation Bureau during or about March 2004. Management believes that, prior to these sales, no public sale of the Company's common stock had occurred since June 2002. In any event, after a reasonable effort, management was unable to find any data regarding the bid, ask and sales prices of the Company's common stock since January 1, 2000 (if any such data exists) up until April 6, 2004. The following table sets forth the high and low reported closing prices for the Company's Common Stock for completed quarters since April 6, 2004. Such quotations represent interdealer prices, without retail markup, markdown or commission, and do not necessarily represent the price of actual transactions for the fiscal quarters indicated.

                                             HIGH                      LOW
                                             ----                      ---

       2005

          Second Quarter                     $4.65                      $3.53
          First Quarter                       5.50                       3.05

       2004

          Fourth Quarter                     $4.75                      $2.74
          Third Quarter                       3.20                       2.70
          Second Quarter                      3.40                       1.25

         As of September 30, 2005, the Company had 195 holders of record. Management believes that the Company has between 400 and 500 beneficial holders of its stock, although the exact number of these holders cannot be determined.


                                    BUSINESS

                                     General

         In February 2004, Westside Energy Corporation (the "Company") decided to focus its efforts on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. For several years prior to February 2004, the Company had been dormant from a business perspective. The Company is focusing its efforts initially in the State of Texas. The Company's major emphasis is on participation in the oil and gas segment, acquiring interests in prospective acreage and producing oil and gas properties, and participating in exploration, exploitation and development drilling operations. The Company's principal products are crude oil and natural gas, although as of the date of this Prospectus the Company has produced these products in only limited quantities. The Company expects to engage in a broad range of activities associated with the oil and gas business in an effort to develop oil and gas reserves. With the assistance of the Company's management, independent contractors retained from time to time by the Company, and, to a lesser extent, unsolicited submissions, the Company intends to identify prospects that it believes are suitable for acquisition and drilling.

         When the Company acquires an interest in acreage on which exploration or development drilling is planned, the Company will assess the relative potential and risks of each prospect and determine the degree to which the Company will participate in exploration or development programs. In the right circumstances, the Company will assume the entire risk of acreage acquisition and drilling. On the other hand, the Company may determine that it is more beneficial to invite industry participants to share the risk and the reward of various prospects by financing some or all of the costs of drilling contemplated wells. In such cases, the Company may retain a carried working interest, a reversionary interest, or may be required to finance all or a portion of the Company's proportional interest in the prospect. Although this approach will reduce the Company's potential return should the drilling operations prove successful, it will also reduce the Company's risk and financial commitment to a particular prospect.

         Conversely, the Company may from time to time participate in drilling prospects offered by other parties if the Company believes that the potential benefits from the drilling operations outweigh the risks and costs of the proposed operations. This approach will allow the Company to diversify into a larger number of prospects at a lower cost per prospect, but these operations (commonly known as "farm-ins") are generally more expensive than operations where the Company offers the participation to others (known as "farm-outs").

         In addition to its exploration and drilling activities, the Company expects that it will pursue opportunities to accumulate oil and gas reserves through the purchase of existing reserves from others. In this connection, the Company may initiate workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves acquired or developed.

         There can be no assurance that the Company will be successful in its exploration, exploitation, development and production activities. See "RISK FACTORS" herein.

                                Plan of Operation

Initial Activities

         Currently, the Company's primary area of interest is the Barnett Shale play, which is located in the north central part of the state of Texas. Houston-based Mitchell Energy made the first economic completion in the Barnett Shale in the early 1980's. The Barnett Shale is considered a world-class, unconventional, blanket gas reservoir. At current gas prices, wells drilled in this area are regarded as low-risk, high-reward opportunities due to their expected long-term, slow-decline production profiles. Once focused largely in Denton and Wise counties, expansion has occurred into several other counties. Productive characteristics vary widely across the Barnett Shale play, reflecting the geologic variability of the formation itself. These characteristics and their variability present significant operational challenges to the establishment of sufficient recovery efficiency. However, highly detailed reservoir characterization studies and more refined drilling, completion, and fracturing practices have improved well deliverability and economics.

         The initial phase of the Company's plan of operation involves drilling and testing wells on the Company's currently leased acreage in the Barnett Shale to prove reserves, complete promising test wells, extract the oil, gas and other hydrocarbons that the Company finds, and deliver them to market. The Company believes that this acreage is sufficient for a sustained drilling program well into the future. The Company is also in the process of acquiring rights in additional acreage.

         Based on current prices for materials and services, the Company anticipates that each vertical well in its targeted area will cost between $350,000 and $1.4 million to drill, test and complete and that each horizontal well in its targeted area will cost between $600,000 and $2.5 million to drill, test and complete, with the costs highly dependent upon the drilling depth and horizontal length of a particular well. The Company's anticipated costs of drilling operations are based on estimates obtained from third-party service providers. However, the actual costs of such operations may be more or less than the estimates contained herein. If actual costs of operations exceed the Company's estimates to any significant degree, the Company may require additional funding to achieve its initial objectives.

         Before committing substantial resources, including obtaining necessary permits and preparing for drilling on any particular leased property, the Company plans to complete its due diligence on its leased properties. However, the Company may not in some instances incur the additional expense of retaining lawyers to examine the title to the Company's mineral interests. This practice could expose the Company to certain risks, which are described in "RISK FACTORS
- OUR APPROACH TO TITLE ASSURANCE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS." The Company did obtain a drill site title opinion for the tract of land on which the Company's first two wells were drilled.

         The Company will select future drill sites based on a variety of factors, including information gathered from historical records and drill logs, proximity to existing pipelines, ease of access for drilling equipment, seismic data, the presence of oil and natural gas production in the immediate vicinity, and consultations with the Company's geologist, geophysicist, operators, drillers and frac companies. As a majority of this research information has already been obtained, the Company believes that the cost of identifying drill sites will be low relative to other costs. With the exception of the evaluation of the geological formations that the Company encounters during the drilling process, the cost of which has been factored into the Company's estimated drilling costs, the Company does not anticipate requiring any further product research except possibly 3-D seismic.

         Once the Company has identified a proposed drill site, it will engage the services of a third party operator licensed to operate oil and gas wells in the State of Texas. The operator will be responsible for permitting the well, which will include obtaining permission from state authorities relative to spacing requirements and any other state and federal environmental clearances required at the commencement of the permitting process. Additionally, the operator will formulate and deliver to all working interest owners an operating agreement establishing each participant's rights and obligations in that particular well. In addition to the permitting process, the operator will be responsible for hiring the driller, frac company, construction contractor and other third parties to provide services for all aspects of the drilling operation, except for geological services, supervising their efforts, and actually drilling the well to the target zone. Should the well be successful, the operator will thereafter be responsible for completing the well and connecting it to the most appropriate transmission facility for the hydrocarbons produced. The Company expects to pay the operator commercially prevailing rates. The Company intends to ensure that the operator selected has insurance believed to be adequate.

         The operator will be the caretaker of the well once production has commenced. As such, the operator will be responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Unless each interest owner sells its production separately, the operator will collect purchase payments from the purchaser of the production, and, once a division order has been established and confirmed by the interest owners, the operator will issue checks to each interest owner in accordance with its appropriate interest. The operator will not perform these functions when each interest owner sells its production separately, in which case the interest owners will undertake these activities separately. After production commences on a well, the operator also will be responsible for maintaining the well and the wellhead site during the entire term of production or until such time as the operator has been replaced.

         Although the Company presently does not intend to seek status as a licensed operator, if in the future the Company believes that seeking licensed operator status is appropriate and the Company has adequate staff available to it, the Company may decide to operate its own wells.

         The Company has entered into an agreement with Brammer Engineering, Inc., engaging this company to act as the contract operator of the first two wells drilled by the Company. Brammer has represented that it was founded in 1968 and has a staff of over 100 oil and gas professionals. Management believes that Brammer is amply qualified to act as the contract operator of the Company's wells. For future wells, the Company may use the services of Brammer or other qualified contract operators. Management anticipates no significant issues related to procuring the services of qualified contract operators in connection with the initial phase of the Company's plan of operation. Notwithstanding the preceding, drilling activity in the area of the Company's proposed initial activities has been and continues to be extremely high. This situation exposes the Company to certain risks, which are described in "RISK FACTORS - THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OILFIELD SERVICES COULD MATERIALLY ADVERSELY AFFECT US." Of these risks, the Company has experienced difficulty in procuring the services of qualified drillers and service providers. This difficulty has delayed and may continue to delay the Company in executing its plan of operation and may result in higher costs for these services. These delays may continue and could materially adversely affect our operations, which could materially adversely affect the Company's business, financial condition and results of operations

         Each well will be drilled and tested individually. If commercially producible amounts of oil or gas are present, the well will be completed and facilities installed to connect to gathering or pipeline facilities. Completed wells that are producing and connected to distribution pipelines will begin generating revenues as soon as they begin flowing although actual funds for the sale of production may be delayed and not be received until 30 days after the end of the month of sale or even longer. For wells with successful productions tests, the Company may need to install necessary infrastructure to permit delivery of the Company's gas from the wellhead to a major pipeline. The Company has identified the locations of all major gathering and other facilities currently installed in the general vicinity of the Company's target area and has initiated contacts with the owners of these facilities to ascertain their specific requirements with respect to transporting the Company's gas to pipelines for transmission, including expected production volumes, gas quality, and connection costs. Management believes that these pipelines usually purchase all available gas that is in the vicinity of their systems. However, some of the owners of these pipelines produce their own gas, which they also transport along with other third-party gas such as that the Company intends to produce. Most of the pipelines in the area of the Company's current oil and gas interests are not required by law to transport any gas that the Company may produce. As a result, if pipelines in the area reach capacity, any productive natural gas well developed by the Company could be "shut-in" because of a lack of available natural gas pipeline capacity.

         The cost of installing appropriate infrastructure to deliver the Company's gas to a pipeline or gatherer will vary depending upon the distance the gas must travel from the wellhead to the pipeline tap, tap fees, and whether the gas first must be treated to meet the purchasing company's quality standards. To minimize the costs of transporting gas to existing pipelines, the Company intends to drill as close to existing pipelines as practicable. However, ultimate connection costs cannot be accurately predicted at this time.

Recent Developments

         As of the date of this prospectus, the Company had acquired a total leased acreage position of 68,084 gross acres and 64,361 net acres in various Texas counties in the Barnett Shale, including Jack, Wise, Denton, Cooke, Montague, Hill, Ellis, Hamilton, Comanche and Mills Counties. All of this acreage (other than 140 gross acres and 130 net acres) is "undeveloped acreage," which the U.S. Securities and Exchange Commission (the "Commission") defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves." Of the Company's acreage, 140 gross acres and 130 net acres is regarded as "developed" acreage. The Company completed its first well, the Lucille Pruitt #1, during November 2004. As of the date of this prospectus, the Company is in the process of completing its second well, the Lucille Pruitt #2 H. For additional information regarding these two wells, see the table captioned "STATUS OF WELLS AS OF OCTOBER 3, 2005" below. In the fall of 2004, the Company entered into a standard gas sales agreement with Dynegy, Inc. pursuant to which Dynegy has agreed to purchase from the Company all production that is realized from the approximately 352-acre tract upon which the Company's first two wells were drilled and future Company wells are expected to be drilled.

         Moreover, the Company has completed its processing of a three-dimensional seismic survey that it acquired over a leased property in northern Hill County, Texas. Based on this survey, the Company selected a site for the first well to be drilled on this property. As of the date of this prospectus, the Company has commenced permitting this well site and will construct this site in due course. Utilizing the foregoing three-dimensional seismic survey, the Company has also identified additional sites in northern Hill County for drilling in due course. The Company cannot assure anyone that it will find any commercially producible amounts of oil or gas as a result of this drilling program.

         On April 18, 2005, the Company entered into an agreement (the "EBS Agreement") with EBS Oil and Gas Partners Production Company, L.P. ("EBS"), a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located in Cooke, Montague, and Wise Counties, Texas. Under the terms of the EBS Agreement, the Company will make available to EBS, on a revolving basis, funds of up to a maximum sum of $1,000,000 outstanding at any given time. The funds will be advanced to cover the costs incurred by EBS in connection with its acquisition of oil and gas leases. The Company will have the discretion as to whether or not to make any advances with respect to any particular lease presented by EBS for financing pursuant to the EBS Agreement. In consideration of the Company's providing this financing, the Company will receive (a) an interest in each lease with respect to which amounts are advanced, the type and amount of the interest depending on the size of the net revenue interest of the leasehold interest owners in the related lease, and
(b) an option to acquire an undivided interest (up to 25% without EBS's consent) in each lease with respect to which amounts are advanced. As of the date of this prospectus, EBS owed an outstanding balance to the Company under the EBS Agreement of $194,127. Moreover, as of the date of this prospectus, the Company had received interests in five wells pursuant to the EBS Agreement. In addition, separate and apart from the EBS Agreement, the Company has acquired from EBS an interest in another well, the Smith No. 1. For additional information regarding these and the Company's other wells, see the table captioned "STATUS OF WELLS AS OF OCTOBER 3, 2005" below.

         Effective July 1, 2004, the Company acquired from 3-R Production, Inc. oil and gas leases and interests in three marginal producing wells, the Massey #1, the Dean #1 and the Cynthia Dale #1. The purchase price for these assets was $69,375. Currently, 555 gross acres are held pursuant to the purchased leases. Century Petroleum, Inc., a successor to 3-R Production, is the contract operator for the three wells. For additional information regarding these three wells, see the table captioned "STATUS OF WELLS AS OF OCTOBER 3, 2005" below.

         The following table gives certain information regarding the status of wells in which the Company owns an interest:

                      STATUS OF WELLS AS OF OCTOBER 3, 2005

Well              Interest                    Status                    Operator

1. Pruitt #1      75% working interest        Producing                 Brammer

2. Pruitt #2-H    100% working interest       Flowing back              Brammer

3. Pruitt #3      100% working interest       Waiting on rig            Brammer

4. Kirby # 1      25% working interest &      Flowing back              EBS
                  override

5. Elam # 1       25% working interest &      Waiting on frac           EBS
                  override

6. Mitchell # 1   25% working interest &      Frac in progress          EBS
                  override

7. Christian #1   25% working interest &      Drilling                  EBS
                  override

8. Smith # 1      25% working interest        Waiting on pipeline       EBS

9. Summers # 1    25% working interest &      Drilling                  EBS
                  override

10. Massey #1     100% working interest       Producing                 Century

11. Dean #1       100% working interest       Producing                 Century

12. Dale #1       100% working interest       Producing                 Century

Capital Requirements

         From the time that the Company changed its business to oil and gas exploration and development in February 2004 through the beginning of November 2004, the Company financed its business through a series of financings that could be regarded as involving "seed" capital or bridge financing. These financings were undertaken to sustain the Company until it could raise additional long-term capital. Many of these financings were funded in whole or in part by members of the Company's management, either directly or through entities controlled by them. This "seed" capital included a total of $1.11 million in debt financing, all of which has either been repaid or converted into equity. In connection with these borrowings, the Company granted warrants to purchase up to an aggregate of 820,000 shares of the Company's common stock for a per-share exercise price of $.50. These warrants have a term of and are exercisable for five years. With regard to equity financings, in February 2004 the Company raised some "seed" capital from management by selling to them, directly or through entities controlled by them, a total or 4,080,000 shares of the Company's common stock for a per-share purchase price of $.01. During the quarter ended June 30, 2004, the Company completed a second round of equity financing by selling 385,500 units of the Company's securities to a total of 17 accredited investors. Each unit was comprised of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock at a per share price of $2.50. The warrants have a term of and are exercisable for two years. The purchase price for a unit was $2.00, with the Company receiving aggregate offering proceeds of $771,000 from the offering.

         On November 2, 2004, the Company completed the private placement of an aggregate of 10,000,000 shares of its common stock, $.01 par value, at a price of $2.00 per share. The cash offering resulted in $20 million in gross proceeds and approximately $18.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 50 investors, all of whom are accredited. The Company's placement agent received a placement fee in the amount of $1,400,000, and was granted a five-year warrant to purchase 300,000 shares of common stock at a purchase price of $2.00 per share. A portion of the proceeds from this private placement was used to retire indebtedness in the aggregate original principal amount of $810,000 plus interest. All of this indebtedness was either owed directly to members of the Company's management or owed to entities controlled by members of the Company's management. Some of this indebtedness was secured by all of the Company's assets, including the Company's current oil and gas interests as well as all such interests to be acquired in the future. In connection with the payment of this indebtedness, the liens on the Company's assets were released. In addition, in connection with the closing of the private placement, a holder of a short-term convertible promissory note having a principal balance of $300,000 converted the principal balance of the promissory note into 150,000 shares of the Company's common stock. As a result of these transactions, the Company does not now have any secured indebtedness or any indebtedness on any promissory note. The Company expects that, as its plan of operation progresses, the Company will seek third party debt financing to further such plan.

         Production from successful wells in the Company's exploration and drilling program would provide the Company with cash flow, and proved reserves would increase the value of the Company's leased rights and should enable the Company to obtain bank financing (after the wells have produced for a period of time to satisfy a prospective lender). Cash flow and conventional bank financing are as critical to the Company's plan of operation as the equity infusion from the Company's private placement that resulted in approximately $18.5 million in net proceeds. Management believes that, if the Company's plan of operation progresses (and production is realized) as planned, sufficient cash flow, conventional bank financing and other debt financing will be available for purposes of properly pursuing the Company's plan of operation, although the Company can make no assurances in this regard. The Company has sufficient funds to pursue its business plan for the remainder of fiscal 2005 and into part of fiscal 2006. However, as of the date of this prospectus, the Company is formulating a business plan for fiscal 2006 that may require it to procure additional financing in order to pursue this plan, which is expected to involve substantial capital expenditures for the exploration, development, exploitation and production of oil and gas reserves. This plan has not yet progressed to the point that the Company can predict the amount of additional funds that it may require. However, management believes that the Company's estimated future revenues might not be sufficient to finance the 2006 plan, as currently drafted. The Company is currently identifying sources of capital. The
Company currently does not have any binding commitments for, or readily available sources of, additional financing. The Company cannot assure anyone that additional financing will be available to it when needed or, if available, that it can be obtained on commercially reasonably terms. If the Company does not obtain the desired financing it could be constrained to pursue a less ambitious plan, which could materially and adversely affect its business and financial condition.

         To conserve on the Company's capital requirements, the Company may in the future issue shares in lieu of cash payments to employees and outside consultants, as it has done on a limited basis in the past. Moreover, to conserve on the Company's capital requirements, the Company intends occasionally to seek other industry investors who are willing to participate in the Company's exploration and production activities. The Company expects to retain a promotional interest in these prospects, but generally the Company will fund a portion (and sometimes a significant portion) of the acquisition and drilling costs. Also, the Company may acquire interests in properties by issuing shares of its common stock.

Financial Information

            Financial results for the quarter and year-to-date periods ended June 30, 2005 are not comparable to financial results for the quarter and year-to-date periods ended June 30, 2004 as the Company had limited business operations during the first half of 2004. The Company's oil and gas operations commenced in earnest with the drilling of the Company's first well, the Lucille Pruitt #1, which was completed during November 2004.

    - Quarter Ended June 30, 2005 Compared to the Quarter Ended June 30, 2005

         The Company's total oil and gas revenues of $139,264 in the quarter ended June 30, 2005 were $49,245 primarily from the Company's first well, the Lucille Pruitt #1. Interest income was $90,019. The Company had no oil and gas revenues for the quarter ended June 30, 2004 and $1,217 of interest income. The Company realized interest income for the quarter ended June 30, 2005 in the amount of $90,019 reflecting investment returns on higher cash and marketable securities balances throughout the period from funds raised in the private placement completed on November 2, 2004. Total oil and gas revenues declined from the first quarter to the second quarter of 2005 reflecting the impact of natural decline on the Pruitt #1 well's daily production rate.

         Expenses for the quarter ended June 30, 2005 were $889,357, including 3D seimic expense of $337,627 as compared to $157,380 in start-up activities expenses for the quarter ended June 30, 2004, and $609,263 in expenses for the first quarter of 2005.

         The Company incurred a net loss of $750,093, or $0.04 per share, for the quarter ended June 30, 2005 as compared to a net loss of $156,163, or $0.03 per share, for the quarter ended June 30, 2004, and a net loss of $457,551, or $0.03 per share, for the first quarter of 2005.

 - Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2005

         The Company's total oil and gas revenues for the six-month period ended June 30, 2005 were $121,221. Interest income was $169,755. The Company had no oil and gas revenues for the quarter ended June 30, 2004 and $1,500 of interest income.

         Expenses were $1,498,620 for the first six months of 2005 as compared to $182,695 for the comparable period in 2004. The substantial increase in costs reflects the impact of the costs incurred to operate the Company's producing wells, 3D seismic expense, and costs for additional staff, directors, consultants and services. In the 2004 period, the Company did not have any producing wells, and staff and other personnel and service costs were minimal, reflecting the limited costs of start-up activities, which were the business focus in that prior year period.

         The Company incurred a net loss of $1,207,644, or $0.07 per share, for the year-to-date period ended June 30, 2005 as compared to a net loss of $181,195, or $0.04 per share, for the comparable period ended June 30, 2004.

Future Activities

         If the Company is successful in its initial exploratory activities, the Company expects to continue with the subsequent exploration and development of its current properties and additional properties it may acquire. The continuation of the Company's plan of operation depends on the successful drilling and operation of additional wells that produce commercial quantities of oil and gas and generate significant positive cash flow. The Company intends to lease additional available land to the extent that it believes such land will further the Company's exploration and development activities. Such leases could be in the Barnett Shale, other regions in Texas, or in areas outside of the state of Texas.

                              Markets and Marketing

         The petroleum industry has generally been characterized by rising oil and natural gas commodity prices during 2005 and recent years. Also, the industry has experienced increasing costs, particularly the cost of steel and higher drilling and well servicing rig rates. World oil prices have increased in response to political unrest and supply disruptions in Iraq and Venezuela while North American gas prices have improved as supply and demand fundamentals have strengthened. Significant factors that will impact commodity prices in the near term include the final resolution of issues currently impacting Iraq and the Middle East in general, the extent to which members of the Organization of Petroleum Exporting Countries ("OPEC") and other oil exporting nations are able to continue to manage oil supply through export quotas and overall North American gas supply and demand fundamentals. Worldwide oil and North American gas prices currently remain favorable. However, the outlook for future commodity prices is uncertain.

         The Company does not expect to refine any of its production, although the Company may have to process some of its production to transport it or to meet the purchasing company's quality standards. Instead, the Company expects that all or nearly all of its production will be sold to a relatively small number of customers. Production from the Company's properties will be marketed consistent with industry practices. The availability of a ready market for the Company's production will depend upon a number of factors beyond the Company's control, including the availability of other domestic production, price, crude oil imports, natural gas imports, the proximity and capacity of oil and gas pipelines, and general fluctuations in supply and demand. Although the effect of these factors cannot be accurately predicted or anticipated, the Company does not anticipate any unusual difficulty in contracting to sell its production of oil and gas to purchasers and end-users at prevailing market prices and under arrangements that are usual and customary in the industry. However, there can be no assurance that market, economic and regulatory factors will not in the future materially adversely affect the Company's ability to sell its production. The Company will strive to develop markets with end-users, local distribution companies, and natural gas brokers for gas produced from successful exploratory and development wells. The Company expects that most of the natural gas that the Company is able to find (if any) will be transported through gas gathering systems and gas pipelines that are not owned by the Company. The Company's current leased land is in fairly close proximity to gas pipelines suitable for carrying the Company's production. Transportation space on gas gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to the facilities or due to use by other gas shippers with priority transportation agreements or who own or control the relevant pipeline. If transportation space is restricted or is unavailable, the Company's cash flow from the affected properties could be adversely affected. The Company expects that it will generally sell its crude oil and natural gas production pursuant to long-term sales contracts. The Company has currently entered into only one long-term sales contract. However, the Company does not believe that it will have any difficulty in entering into additional long-term sales contracts for its production, although there can be no assurance in this regard.

         Sales prices for oil and gas production are negotiated based on factors normally considered in the industry, such as the spot price for gas or the posted price for oil, price regulations, regional price variations, distance from the well to the pipeline, well pressure, estimated reserves, commodity quality and prevailing supply conditions. Historically, prices of crude oil and natural gas have experienced high volatility. This high volatility is a result of ever changing perceptions throughout the industry centered on supply and demand. Although the Company cannot predict the occurrence of events that may affect oil and gas prices or the degree to which oil and gas prices will be affected, the prices for any oil or gas that the Company produces should be equivalent to current market prices in the geographic region, and the Company will strive to obtain the best price in the area of its production. The Company's revenues, profitability and future growth will depend substantially on prevailing prices for crude oil and natural gas. Decreases in the prices of oil and gas would likely adversely affect the carrying value of any proved reserves that the Company is successful in establishing and the Company's prospects, revenues, profitability and cash flow.

                                   Competition

         The Company operates in the highly competitive areas of oil and gas exploration, development and production. The Company believes that the level of competition in these areas will continue into the future and may even intensify. In the areas of oil and gas exploration, development and production, competitive advantage is gained through superior capital investment decisions, technological innovation and costs management. The Company's competitors include major oil and gas companies, a large number of independent oil and gas companies, and numerous individuals. Competition focuses primarily on the acquisition of properties that appear attractive for the exploration for oil and gas. The principal competitive factors in the acquisition of oil and gas properties include the staff and data necessary to identify, investigate and purchase such properties and the financial resources necessary to acquire and develop them. The Company also will compete for the equipment and labor required to operate and to develop its properties. Most of the Company's competitors have substantially larger operating staffs and greater financial and other resources. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than the Company can, which would adversely affect the Company's competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than the Company can. In addition, most of the Company's competitors have been operating for a much longer time than the Company has and have demonstrated the ability to operate through a number of industry cycles. The Company's success in acquiring additional properties and discovering reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. The effect of the intense competition that the Company will face cannot now be determined.

                                   Regulation

Oil and Gas Regulation

         The availability of a ready market for oil and gas production depends upon numerous factors beyond the Company's control. These factors include state and federal regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available gas pipeline in the areas in which the Company may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies which may affect the rates at which they are able to process or transport gas from the Company's properties.

         The Company's sales of natural gas will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Acts ("NGA"), as well as under Section 311 of the Natural Gas Policy Act ("NGPA"). Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

         The Company's sales of oil are also affected by the availability, terms and costs of transportation. The rates, terms, and conditions applicable to the interstate transportation of oil by pipelines are regulated by the FERC under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. The FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000 concerning alternatives to its traditional cost-of-service rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC's pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

         In the event the Company conducts operations on federal, state or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management ("BLM") or Minerals Management Service ("MMS") or other appropriate federal or state agencies.

         The Mineral Leasing Act of 1920 ("Mineral Act") prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. Such restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the BLM (which administers the Mineral Act) provide for agency designations of non-reciprocal countries, there are presently no such designations in effect. Certain holders of equity interests in the Company may be citizens of foreign countries, which at some time in the future might be determined to be non-reciprocal under the Mineral Act.

Environmental Regulation

         - General. The Company's activities will be subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. The Company anticipates that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon the Company's operations, capital expenditures, earnings or competitive position. The Company's activities with respect to exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, will be subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of such activities. In most instances, the regulatory requirements relate to water and air pollution control measures.

         - Waste Disposal. The Company currently leases properties that it will try to use for the production of oil and gas. Although the Company intends to utilize operating and disposal practices that are standard in the industry, hydrocarbons or other wastes may be released on or under the properties that the Company currently or now after owns or leases. State and federal laws applicable to oil and gas wastes and properties have become stricter. In the future, the Company could be required to remediate property, including ground water, containing or impacted by releases of hydrocarbons or other wastes or to perform remedial plugging operations to prevent future or mitigate existing contamination. The Company may generate wastes, including hazardous wastes that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA ("Hazardous Wastes"). Furthermore, it is possible that certain wastes generated by the Company's oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

         - Superfund. The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties ("PRP's") include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the PRP's the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances in the course of the Company's operations, the Company may in the future generate wastes that fall within CERCLA's definition of Hazardous Substances. The Company may also in the future become an owner of facilities on which Hazardous Substances have been released by previous owners or operators. The Company may in the future be responsible under CERCLA for all or part of the costs to clean up facilities at which such substances have been released and for natural resource damages. The Company has not been named a PRP under CERCLA nor does the Company know of any prior owners or operators of the Company's current properties that are named as PRP's related to their ownership or operation of such property.

         - Air Emissions. The Company's operations will be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require the Company to forego construction, modification or operation of certain air emission sources, although the Company believes that in the latter cases the Company would have enough permitted or permittable capacity to continue the Company's operations without a material adverse effect on any particular producing field.

         - Clean Water Act. The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and natural gas wastes, into waters of the United States, a term broadly defined. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into federal waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of oil, hazardous substances and other pollutants. It imposes substantial potential liability for the costs of removal or remediation associated with discharges of oil or hazardous substances. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or it derivatives, or other hazardous substances, into state waters. In addition, the EPA has promulgated regulations that may require the Company to obtain permits to discharge storm water runoff, including discharges associated with construction activities. In the event of an unauthorized discharge of wastes, the Company may be liable for penalties and costs.

         Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not materially adversely impact the Company.

                                    Employees

         As of the date of this prospectus, the Company had three employees. The Company expects that it will employ some combination of between five to seven employees or outside consultants over the next two years. The Company does not now foresee problems in hiring additional qualified employees to meet its labor needs.

                                   Facilities

         The Company's principal executive offices are fairly small and are located at 4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027. They are rented for a three-year term, which commenced in March 2005. Management believes that additional space will be needed if the Company's plan of operation progresses in accordance with its terms. Management further believes that such additional space and any required alternative office space can be readily obtained if needed.

                                Legal Proceedings

         The Company is currently involved in certain pending legal proceedings. The Company believes that each of these proceedings is routine and incidental to the Company's business. The Company further believes that an adverse or a favorable outcome in any or all of these proceedings will not materially affect the Company either adversely or favorably (as the case may be), although there can be no assurances in this regard. Moreover, in the future, the Company may become involved in various additional legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. The Company is not now in a position to determine when (if ever) such a legal proceeding may arise. If the Company ever becomes involved in a legal proceeding, the Company's financial condition, operations, or cash flows could be materially adversely affected, depending on the facts and circumstances relating to such proceeding.

                              Available Information

         The Company has filed with the Commission a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

         The Company has registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's World Wide Web.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

         Name                       Age             Positions

         Keith D. Spickelmier       44              Chairman of the Board

         Jimmy D. Wright            46              Chief Executive Officer and
                                                    Chief Financial Officer

         Douglas G. Manner          50              Director and Chairman of the
                                                    Compensation Committee

         John T. Raymond            35              Director and Chairman of the
                                                    Nominating Committee

         Herbert C. Williamson      57              Director and Chairman of the
                                                    Audit Committee

         Sean J. Austin             53              Vice President and
                                                    Corporate Controller

         Keith D. Spickelmier has served as a Director of the Company since May 2002. He also served as the President, Treasurer & Secretary of the Company from May 2002 until February 2004, at which time he resigned so that Jimmy D. Wright could be elected as the Company's Chief Executive Officer. Mr. Spickelmier has also served as an attorney in the capacities of Of Counsel and consultant to the law firm of Haynes and Boone LLP from April 2001 through July 2003. He has also engaged in personal investment activity during that time. Prior to that time, Mr. Spickelmier had been a partner with the law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1993. He has an undergraduate degree from the University of Nebraska at Kearney and a law degree from the University of Houston.

         Jimmy D. Wright has served as a Director and the Chief Executive Officer and Chief Financial Officer of the Company since February 2004. He continues to serve as the chief executive officer of several entities wholly-owned by him (including Westside Resources, LP) holding investments in oil, gas and related businesses, some of these entities being started as early as August 2002. Mr. Wright has indicated that he does not intend to make any further oil and gas investments through these or any other entities that would be competitive with the Company's business pursuits. From June 2001 to July 2002, Mr. Wright served in several capacities with the EnergyClear organization, first as Senior Vice President of EnergyClear Operating Corp., then the operator of EnergyClear Corporation. He later was also elected as the President of EnergyClear Corporation itself, then an over-the-counter energy clearinghouse approved by the Commodity Futures Trading Commission. From February 1997 to June 2001, Mr. Wright held various senior management positions with Midcoast Energy Resources Inc., which merged into Enbridge, Inc., a publicly traded company. When he left this organization, Mr. Wright held the position of Chief Executive Officer of an International subsidiary of Enbridge Energy Partners, LP., also a publicly traded company. Mr. Wright holds a Bachelor of Science degree in Mechanical Engineering from the University of Memphis.

            Effective March 30, 2005, Douglas G. Manner was elected to the Company's Board of Directors. Mr. Manner is currently acting as Senior Vice President and Chief Operating Officer of Kosmos Energy, LLC, which is a private energy company exploring for oil and gas in the offshore regions of West Africa. Mr. Manner joined Kosmos Energy in January 2004. Prior to Kosmos Energy, Mr. Manner served as President and Chief Operating Officer of White Stone Energy, a Houston based oil and gas advisory firm from August 2002 until December, 2003. From May 2001 until June 2002, Mr. Manner served as Chairman and Chief Executive Officer of Mission Resources, and he previously served as Chief Executive Officer and President of Bellwether Exploration, one of Mission's predecessor companies, from June 2000 until May 2001. Mr. Manner was named Chairman of the Board at Bellwether in December 2000. Bellwether was comprised of core domestic assets as well as operations in Ecuador and the Ukraine. Mr. Manner joined Bellwether in May 2000 from Gulf Canada Resources Limited where he served as Vice President and Chief Operating Officer from July 1998 through May 2000. Mr. Manner's previous experience includes 15 years (1981 through 1996) with Ryder Scott Petroleum Engineers, an international independent reservoir engineering firm. He joined the company as a consulting reservoir engineer in 1981. Mr. Manner has served on the boards of directors for Gulf Midstream Service, ROC Oil and Petrovera Energy Company. In addition to serving on our board, Mr. Manner also serves on the Board of Managers of White Stone Energy, and the Board of Directors of Resolute Energy and Blizzard Energy. Mr. Manner received a Bachelor's of Science degree in mechanical engineering from Rice University in 1977. He is a professional engineer certified by the Texas Board of Professional Engineers, and he is a member of the Society of Petroleum Engineers.

     Effective March 30, 2005, John T. Raymond was elected to the Company's Board of Directors. Mr. Raymond currently manages various investments through Lynx Holdings, a private company of which he is the owner and Chief Executive Officer. Mr. Raymond has served as a director of Vulcan Energy Corporation since July 2004, and he served as the Chief Executive Officer of Vulcan Energy from July 2004 to April 2005. Mr. Raymond also served as President and Chief Executive Officer of Plains Resources Inc., the predecessor company to Vulcan Energy, from December 2002 to April 2005. Prior thereto, Mr. Raymond served as Executive Vice President and Chief Operating Officer of Plains Resources from May 2001 to November 2001 and President and Chief Operating Officer since November 2001. Mr. Raymond also served as President and Chief Operating Officer of Plains Exploration and Production from December 2002 to March 2004. Mr. Raymond also served as a director of Plains All American from June 2001 to April 2005. He was Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001. He served as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. He was Vice President of Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. Mr. Raymond earned his Bachelor of Science in management at the Tulane University AB Freeman School of Business.

            Effective March 30, 2005, Herbert C. Williamson was elected to the Company's Board of Directors. Mr. Williamson has over 30 years of experience in the oil and gas industry and investment banking business. He has served on the board of Mission Resources Corp. since November of 2002. From April 1997 to February 2002, Mr. Williamson served as director of Pure Resources, Inc. and its predecessor, and during this tenure he served as chairman of the special committee in connection with the tender offer made by Unocal. From September 2000 through March 2003, he was also a director of Southwest Royalties, Inc. and during this tenure he was chairman of the independent directors committee for that company's sale to Clayton Williams Energy. Since 1996, Mr. Williamson has also served as a director of Merlon Petroleum Company, a private oil and gas company engaged in exploration and production in East Texas and Egypt, and Mr. Williamson had previously served as the chief financial officer of this company. From April 1985 through April 1995, Mr. Williamson served as vice chairman and executive vice president for Parker & Parsley Petroleum Company, now Pioneer Natural Resources Company, and from October 1998 to April 1999, he served as chief financial officer with Seven Seas Petroleum. From April 1995 through May 1999, Mr. Williamson was an investment banker with Petrie Parkman & Company and prior to that he was a director in the Energy Group at C S First Boston. He currently serves as a Colonel in the U.S. Army Reserve. Mr. Williamson earned a Bachelor of Arts degree from Ohio Wesleyan University and a Master of Business Administration from Harvard University.

         Effective May 14, 2005, Sean J. Austin was appointed as Vice President and Corporate Controller of the Company. Prior to joining the Company, Mr. Austin spent 23 years with Amerada Hess (NYSE: AHC) holding senior management positions in the company's New York and Houston offices. Most recently, from 1999 until 2004, Mr. Austin served as Vice President, Finance and Administration, Exploration and Production for Amerada Hess in Houston. From 1995 to 1999, he served as Vice President and Corporate Controller in the New York office. Prior to joining Amerada Hess, Mr. Austin served from 1974 to 1979 as an officer in the United States Navy. He holds a Bachelors degree in Accounting from the University of Notre Dame and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth College.

         The authorized number of directors of the Company is presently fixed at five. Each director serves for a term of one year that expires at the following annual stockholders' meeting. During February 2004, Messrs. Wright and Spickelmier entered into a Voting Agreement pursuant to which they agreed for two years to vote all of their shares of stock in the Company to elect a person nominated by each of them separately (for a total of two nominees) to the Company's Board of Directors. Executive officers are appointed by the Board of Directors and serve until their successors are appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer, other than the Voting Agreement described immediately above.

         The Board of Directors has established an Audit Committee. The Audit Committee supervises the financial affairs of the Company and generally reviews the results and scope of the audit and other services provided by the Company's independent accountants and reports the results of their review to the Board and to the Company's management. Currently the Audit Committee consists of Herbert
C. Williamson, Douglas G. Manner and John T. Raymond . The Company's Board of Directors has determined that each of Herbert C. Williamson, Douglas G. Manner and John T. Raymond is an "audit committee financial expert," as defined by applicable Commission rules and regulations.

                             EXECUTIVE COMPENSATION

         The Company paid no compensation to any member of management during fiscal 2003 and 2002. Commencing November 1, 2004, as described herein, the Company began paying a salary to Jimmy D. Wright, the Company's Chief Executive Officer and Chief Financial Officer, and consulting fees to Keith D. Spickelmier, the Company's Chairman of the Board. During fiscal 2004, a total of $25,000 was paid to Mr. Wright and of $12,000 was paid to Mr. Spickelmier, pursuant to these arrangements. No other form of compensation was paid to or granted in favor of either of Messrs. Wright or Spickelmier during fiscal 2004. In addition, the Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its management or employees.

         Commencing November 1, 2004, the Company began paying an annual salary in the amount of $150,000 to Jimmy D. Wright for serving as the Company's Chief Executive Officer and Chief Financial Officer. This salary is subject to increase, decrease or elimination at any time for any reason at the discretion of the Company's Board of Directors. In addition, commencing November 1, 2004, the Company engaged Keith D. Spickelmier, the Company's Chairman of the Board, as a consultant and began paying to him a monthly consulting fee in the amount of $6,000. This consulting engagement is terminable at the will of either the Company or Mr. Spickelmier, and the consulting fee is subject to increase, decrease or elimination at any time for any reason at the discretion of the Company's Board of Directors. Neither of Messrs. Wright or Spickelmier has entered into a written employment or consulting agreement or a covenant not to compete agreement with the Company. As a result, each of Messrs. Wright and Spickelmier may discontinue providing services to the Company at any time and for any reason, and even thereafter commence competition with the Company. Conversely, the Company may discontinue employing or engaging either of Messrs. Wright or Spickelmier at any time and for any reason at the discretion of the Company's Board of Directors. However, in view of the current composition of the Company's Board of Directors (which includes each of Messrs. Wright and Spickelmier), the Company's discontinuation of either of Mr. Wright's employment or Mr. Spickelmier's consulting engagement is not likely in the foreseeable future.

            The Company has entered into an employment agreement (the "Employment Agreement") with Sean J. Austin, a Vice President and the Corporate Controller. The Employment Agreement has an indefinite term. Under the Employment Agreement, Mr. Austin is to receive an annual salary of $140,000, subject to annual review. Furthermore, per the Employment Agreement, Mr. Austin received a stock grant with respect to 25,000 shares of the Company's common. Of these shares, 5,000 vested immediately, 10,000 may become vested on the first anniversary date of the employment agreement (subject to Mr. Austin's continued employment), and 10,000 may become vested on the second anniversary date of the employment agreement (subject to Mr. Austin's continued employment). Mr. Austin is also entitled to participate in any and all employee benefit plans hereafter established for the Company's employees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's initial oil and gas interests were undivided interests in the leases covering approximately 819 gross acres of land in Jack, Wise and Denton Counties in Texas. The interests were acquired by the Company from Westside Resources, L.P. (the "Partnership"), an entity formerly known as "Westside Energy, L.P." and wholly-owned by Jimmy D. Wright, a director of the Company and the Company's Chief Executive Officer and Chief Financial Officer. These initial interests were acquired pursuant to the terms, provisions and conditions of a lease acquisition agreement that management believes to be reasonable and customary. They were acquired in consideration of the issuance by the Company to the Partnership of 700,000 shares of the Company's common stock and the assumption of the liabilities associated with such interests. These shares constituted approximately 11.8% of the shares of the Company's common stock outstanding after the completion of all of the stock issuances occurring at that time. Because the shares of common stock received by the Partnership were not registered under the Securities Act of 1933, as amended (the "Act"), such shares are "restricted securities" (as defined in Rule 144 promulgated under the Act) and accordingly, may not be sold or transferred by the Partnership unless such shares are registered under the Act or are sold or transferred pursuant to an exemption therefrom. In connection with this acquisition, the Company agreed to registered all shares owned by the Partnership or to be acquired pursuant to derivative securities, including the shares issued in connection with this acquisition. This prospectus covers the shares issued in connection with this acquisition to the Partnership.

         Mr. Wright has indicated that the Partnership expended approximately $27,000 in direct costs in connection with the acquisition and maintenance of the interests in the leases conveyed to the Company. In connection with the acquisition of the interests in the leases, in consideration of the Company's agreement to reimburse the Partnership for all of its reasonable expenses incurred in connection with the offers described immediately hereafter, the Company also acquired and assumed from the Partnership the rights and obligation of any contracts that would result from the acceptance of certain outstanding lease offers made by the Partnership to certain landowners.

         The consideration for the acquisition of the interests in the leases described above (including the number of shares issued to the Partnership) was determined in arms-length negotiations between Mr. Wright and Keith D. Spickelmier, the Company's only member of management at the time. The factors addressed by Mr. Spickelmier in negotiating this consideration included the present developmental status of the leases; the future prospects for the leases in terms of revenues and earnings; an assessment of Mr. Wright's ability to contribute to the management of the Company's business; and anticipated ability of the Company's business to grow by virtue of the Company's ownership of the leases.

         Prior to and at the time of the consummation of the acquisition by the Company of the interests in the leases described above, Mr. Spickelmier and Mr. Wright had been and continued to be co-investors in a few other business endeavors. Mr. Spickelmier's large percentage ownership of the Company's outstanding common stock gives to him an interest in assuring that the terms of the Company's acquisition of the leases are commercially reasonable. Accordingly, Mr. Spickelmier does not believe that his prior and current relationship with Mr. Wright impaired his ability to negotiate commercially reasonable terms in connection with the Company's acquisition of the interests in the leases.

         In addition to the preceding, the Company raised "seed" capital in the amount of approximately $450,800 from Mr. Spickelmier, the Partnership, and Bering Partners No. 2, LLC, an entity owned by the Company's two directors and certain other investors. A total of $410,000 of this capital was structured in the form of loans from Bering Partners No. 2, LLC to the Company secured by all of the Company's assets, including the oil and gas interests briefly described herein as well as all such interests acquired in the future. Interest accrued on the loans at a rate of 10% per annum. In consideration of making the loans, the Company granted warrants to the owners of Bering Partners No. 2, LLC to purchase up to an aggregate of 820,000 shares of the Company's common stock for a per-share exercise price of $.50. These warrants have a term of and are exercisable for five years. All of the preceding indebtedness has been paid in full. The remaining $40,800 of the initial capital took the form of an equity investment in the Company's common stock. Mr. Spickelmier and The Partnership made this investment in exchange for the issuance to them of an aggregate of 4,080,000 shares of the Company's common stock. At that time, these shares constituted approximately 68.7% of the shares of the Company's common stock outstanding after the completion of all of the stock issuance then taking place. Because the shares of common stock received by Mr. Spickelmier and the Partnership were not registered under the Securities Act of 1933, as amended (the "Act"), such shares are "restricted securities" (as defined in Rule 144 promulgated under the Act) and accordingly, may not be sold or transferred by Mr. Spickelmier and the Partnership unless such shares are registered under the Act or are sold or transferred pursuant to an exemption therefrom. In connection with this investment, the Company agreed to register all shares owned by Mr. Spickelmier or the Partnership or to be acquired pursuant to derivative securities, including the shares issued in connection with this investment and the shares to be acquired upon exercise of the warrants issued in connection with the loans described above. This prospectus covers the shares issued in connection with this investment and the shares to be acquired upon exercise of the warrants issued in connection with the loans described above.

         Moreover, between the middle of September 2004 through the middle of October 2004, the Company issued to three accredited investors a total of five unsecured short-term convertible promissory notes in the aggregate original principal amount of $700,000. These accredited investors included Mr. Spickelmier, the Partnership and a new investor in the Company (the "New Investor"). Each of Mr. Spickelmier and the Partnership provided $200,000 of the $700,000 aggregate amount, while the New Investor provided $300,000. Interest accrued on the loans at a rate of 10% per annum. The notes were convertible into shares of the Company's stock at a rate of one share for every $2.00 of indebtedness. The New Investor converted his note in original principal amount of $300,000 into 150,000 shares. Each of Mr. Spickelmier and the Partnership received repayment of their notes in the aggregate original principal amount of $400,000, plus interest out of the proceeds of the Company's $20 million private placement completed in November 2004.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of September 30, 2005, the number of shares of the Company's Common Stock beneficially owned by (i) each director of the Company; (ii) each of the Company's executive officers; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is 4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027.

         Name and Address of              Beneficial Ownership (1)
         Beneficial Owner                 Number           Percent

         Westside Resources, L.P.               3,435,693(2)     19.4%

         Jimmy D. Wright                        3,435,693(3)     19.4%

         Keith D. Spickelmier                   2,636,260 (4)    14.7%

         Douglas G. Manner                         62,666          *

         John T. Raymond                           62,666          *

         Herbert C. Williamson                     12,666          *

         Sean J. Austin                            25,000          *

         All directors and officers             6,234,951 (5)    34.1%
         as a group (six persons)

         Wellington Management Company, LLP     2,224,500 (6)    12.8%
         75 State St
         Boston, MA  02109

         SDS Capital Group SPC, Ltd.              933,400 (7)     5.4%
         Ogier & Boxalls
         Queensgate House
         113 South Church Street
         P.O. Box 1234GT
         Grand Cayman, Cayman Islands

         North Sound Capital LLC                  925,000(8)      5.3%
         53 Forest Avenue, Suite 202
         Old Greenwich, CT 06870

         Spindrift Investors (Bermuda) L.P.       892,300(9)      5.1%
         Clarendon House, 2 Church Street
         Hamilton, Bermuda

*        Less than one percent

(1) Includes shares beneficially owned pursuant to options and warrants exercisable within 60 days.
(2) Includes 3,144,585 shares held directly and 291,108 shares that may be purchased pursuant to warrants that are currently exercisable. Jimmy D. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Wright.
(3) All of these shares are held by Westside Resources, L.P., an entity over which Mr. Wright has complete control. Accordingly, Mr. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Westside Resources, L.P.
         (4) Includes 2,332,368 shares held directly and 303,892 shares that may be purchased pursuant to warrants that are currently exercisable.
(5) Includes 2,495,366 shares held directly, 3,144,585 shares held by a related entity, and 595,000 shares that may be purchased pursuant to warrants that are currently exercisable.
(6) Wellington Management Company, LLP ("WMC") has filed with the Commission a Schedule 13G on November 10, 2004 indicating that it is is a registered investment advisor. WMC has advised the Company that clients of WMC are the record holders of all of the 2,224,500 shares reflected in the table. However, in its capacity as investment advisor, WMC may be deemed to own beneficially all of the 2,224,500 shares reflected in the table. Of these shares, 892,300 shares are also included in the table in the figure of shares beneficially owned by Spindrift Investors (Bermuda) L.P.

(7)      SDS Capital Group SPC, Ltd. ("SDS") has filed with the Commission a
         Schedule 13G on November 5, 2004 indicating that SDS Management, LLC and Steven Derby have shared voting power and shared dispositive power with respect to all of the shares reported by SDS Capital Group SPC, Ltd. Accordingly, each of SDS Management, LLC and Mr. Derby may be deemed to own beneficially all of the 933,400 shares reflected in the table.
(8) Includes 647,500 shares held by North Sound Legacy International Ltd., 259,000 shares held by North Sound Legacy Institutional Fund LLC, and 18,500 shares held by North Sound Legacy Fund, LLC. North Sound Capital LLC has filed with the Commission a Schedule 13G on November 4, 2004 indicating that its is the managing member of each of the preceding entities, and that Thomas McAuley is the ultimate managing member of North Sound Capital LLC. In these capacities, North Sound Capital LLC and Thomas McAuley may be deemed to own beneficially all of the 925,000 shares reflected in the table.
(9)      Spindrift Investors (Bermuda) L.P. has filed with the Commission a
         Schedule 13G on November 2, 2004 indicating that Wellington Global Holdings, Ltd. and Wellington Global Administrator, Ltd. are its general partners. As such, these two general partners may be deemed to own beneficially all of the 892,300 shares reflected in the table. These 892,300 shares are also included in the table in the figure of shares beneficially owned by Wellington Management Company, LLP


                            DESCRIPTION OF SECURITIES

Capital Stock.

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Common Stock.

         The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of certain of the shares being registered, approximately 18,668,745 shares of Common Stock will be issued and outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Nevada Legislation.

            Sections 78.411-78.444 of the General Corporation law of Nevada ("Business Combination Statute") would be applicable to us when we have 200 or more stockholders and certain other conditions are met. These provisions may make it more difficult to effect certain transactions between a corporation and a person or group that owns or has the right to acquire 10% or more of the corporation's outstanding voting stock, or a person who is an affiliate or associate of the corporation and who was the owner of 10% or more of such voting stock at any time within three years immediately prior to the date in question ("Interested Stockholder"). The Business Combination Statute prevents the following transactions between the corporation and the Interested Stockholder for three years following the date the stockholder became a 10% or more holder of the corporation's voting stock, unless certain conditions are met: (i) any merger or consolidation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation's assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; (iii) the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to stockholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under any agreement or arrangement or understanding, whether or not in writing, with the Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares owned by the Interested Stockholder, and (vi) any receipt by the Interested Stockholder of the benefit, except proportionally as a stockholder of the corporation, of any loan or other financial assistance or any tax credit or other tax advantage provided by or through the corporation. The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date the stockholder became an Interested Stockholder.

Shares Eligible for Future Sale.

         Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 18,668,745 shares of Common Stock will be issued and outstanding. After the registration of the shares covered by this prospectus, management believes that all of the Company's outstanding shares may be legally sold, so long as (in the case of the shares covered by this prospectus) the registration statement of which this prospectus is a part remains current and effective. Substantial sales of the shares covered by this prospectus or otherwise could adversely affect the market price of the Common Stock.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of September 30, 2005 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. All of the shares beneficially owned by each Selling Stockholder (other than 876 shares held by Keith D. Spickelmier and 12,666 shares held by each of Douglas G. Manner and John T. Raymond) are being offered pursuant to this prospectus. If all of the shares covered by this prospectus are sold, no Selling Stockholder will beneficially own any shares after the offering, other than Keith D. Spickelmier (who would continue to hold 876 shares) and Douglas G. Manner and John T. Raymond (who would each continue to hold 12,666 shares). In view of the preceding, the columns for "Number of Shares Being Offered" and "Beneficial Ownership After Offering" have been omitted.


                                                        Beneficial Ownership
                  Stockholder                            Prior to Offering
                  --------------------------------------------------------

                  Westside Resources, LP                 3,435,693(1)

                  Keith D. Spickelmier                   2,636,260(2)

                  WTC-CIF Energy Portfolio                  67,900(3)(24)

                  WTC-CTF Energy Portfolio                 522,600(3)(24)

                  Spindrift Partners, LP                   741,700(3)(24)

                  Spindrift Investors (Bermuda) L.P.       892,300(3)(24)

                  Virtus Capital,L.P.                       14,200(3)(25)

                  Knoll Capital Fund II Master Fund, Ltd.  366,200(3)(26)

                  Kellogg Capital Group, LLC               300,000(3)(27)

                  North Sound Legacy Instituional Fund LLC 259,000(3)(28)

                  North Sound Legacy Fund, LLC              18,500(3)(28)

                  North Sound Legacy International Ltd.    647,500(3)(28)

                  SDS Capital Group SPC, Ltd.              933,400(3)(29)

                  GLG North American Equity Fund            34,300(3)(30)

                  GLG North American Opportunity Fund      299,300(3)(30)

                  Dynamis Fund, LP                         308,000(3)(31)

                  ASF Canadian Small Cap Fund              170,000(3)(32)

                  ASF Canadian Resources Fund              159,500(3)(32)

                  GWL Canadian Resources Fund               35,600(3)(32)

                  London Life Resources Fund                14,900(3)(32)

                  ASF Special US Class                      80,000(3)(33)

                  GB Barnett                                15,000(3)

                  Allsion Keeley                             8,000(3)

                  Lorie Gordon                              12,500(3)

                  Michelle Hijazi                            7,000(3)

                  Atif Khan                                 50,000(3)

                  Mary Sponsel Stein                         7,000(3)

                  Sheerin McConnell                          5,000(3)

                  Gary R. Peterson                          15,000(3)

                  Christopher M. Katz                       25,000(3)

                  William C. O'Malley and Jane L. O'Malley 325,000(3)

                  Douglas G. Manner                         62,666(4)

                  John T. Raymond                           62,666(4)

                  Laurie Litherland-Dotter                  15,000(5)

                  Bruce M. Feichtinger                      22,500(5)

                  James  P. & Sharon S. Wilson             150,000(5)

                  JCE/CBI Ltd.                             150,000(5)(34)

                  Rainbow Investment Company                47,500(6)

                  Barton L. Duckworth                       40,000(7)

                  Spring Street Partners, LP               125,000(8)

                  RWM Partnership No. 1, Ltd.              125,000(9)

                  Lavery Investments Ltd.                   62,500(10)

                  J. Burke O'Malley                        150,000(11)

                  Dolphin Ventures, LLC                    107,500(12)

                  Catherine I. McCauley                    284,100(13)

                  Joseph F. Montle                          40,000(14)

                  Sterne, Agee & Leach, Inc.               300,000(15)

                  Corbin J. Robertson III                  162,500 (16)

                  Michael H. McConnell                     139,000(17)

                  Steven J. Gibson                          50,000 (18)

                  A. Kelly & Roseanette Williams            15,000(19)

                  Robert Ittner                             37,500(20)

                  ALCORN Interests. Inc.                    15,500(21)

                  George H. Dodd, Trustee                    7,150 (22)

                  Henry F. Dodd, Trustee                     7,150 (22)

                  Peregrine Limited Partnership             41,097(23)

                  Merlin Limited Partnership                77,320(23)

                  Condor Limited Partnership               221,583(23)

         (1) Includes 3,144,585 shares held directly and 291,108 shares that may be purchased pursuant to warrants that are currently exercisable. Of the shares owned outright, 700,000 were acquired in exchange for an assignment of the Company's initial oil and gas interests, while the remaining 2,444,585 shares were acquired from the Company for cash in private transactions. All of the warrants were acquired from the Company in private transactions in connection with the preceding equity or other debt investments in the Company. Jimmy D. Wright has sole voting power and sole investment power over these shares. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of these issuances, the issuances of these shares are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").
         (2) Includes 2,332,368 shares held directly and 303,892 shares that may be purchased pursuant to warrants that are currently exercisable. Of the shares owned outright, 551,453 shares were acquired from Bering Partners No. 2, LLC upon that entity's distribution of all of its assets, while the remaining 1,795,415 shares were acquired from the Company for cash in private transactions. All of the warrants were acquired from the Company in private transactions in connection with the preceding equity or other debt investments in the Company. Because Mr. Spickelmier was a director and the Company's Chairman of the Board at the time of these issuances, the issuances of these shares are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Section 4(2) of the Act. Of the number of shares indicated in the table, 876 shares are not being registered and will continue to be held even if all of the shares covered by this prospectus are sold.
         (3) These shares were issued on or about November 2, 2004 in a private placement to a total of 48 investors of an aggregate of 10,000,000 shares of the Company's common stock, $.01 par value, at a price of $2.00 per share. The issuances of the common stock in this placement are claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (4) Of these securities, 50,000 were issued in the private placement described in footnote (3) above, while 12,666 shares were privately issued as remuneration for service as a Company director.
         (5) Two-thirds of these shares are owned outright, while one-third of these shares may be purchased pursuant to warrants that are currently exercisable. These shares and warrants were part of units offered during the quarter ended June 30, 2004 in a private placement to a total of 17 investors of an aggregate of 385,500 units of the Company's securities at a price of $2.00 per unit. Each unit was comprised of two shares of the Company's common stock and a warrant to purchase one additional share of the Company's common stock. The issuances of the common stock and the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (6) Includes 35,000 shares owned outright and 12,500 shares that may be purchased pursuant to warrants that are currently exercisable. Of these securities, 10,000 shares owned outright were issued in the private placement described in footnote (3) above, and 25,000 shares owned outright and all of the warrants were issued in the private placement described in footnote (5) above. The Company has been advised that Duane Herbst has sole voting power and sole investment power over these shares.
         (7) Includes 32,500 shares owned outright and 7,500 shares that may be purchased pursuant to warrants that are currently exercisable. Of these securities, 17,500 shares owned outright were issued in the private placement described in footnote (3) above, and 15,000 shares owned outright and all of the warrants were issued in the private placement described in footnote (5) above.

        (8) Of these securities, 50,000 shares were issued in the private placement described in footnote (3) above, and 75,000 shares were issued in the private placement described in footnote (5) above or were acquired upon the exercise of warrants issued in the private placement described in footnote (5) above. The Company has been advised that Michael McConnell has sole voting power and sole investment power over these shares.
         (9) Includes 100,000 shares owned outright and 25,000 shares that may be purchased pursuant to warrants that are currently exercisable. Of these securities, 50,000 shares owned outright were issued in the private placement described in footnote (3) above, and 50,000 shares owned outright and all of the warrants were issued in the private placement described in footnote (5) above. The Company has been advised that Richard Warren Mithoff has sole voting power and sole investment power over these shares.
         (10) Of these securities, 25,000 shares were issued in the private placement described in footnote (3) above, 25,000 shares were issued in the private placement described in footnote (5) above, and 12,500 shares were acquired upon the exercise of warrants issued in the private placement described in footnote
                  (5) above. The Company has been advised that T. Pat Harrison has sole voting power and sole investment power over these shares.
         (11) These shares were issued upon the conversion of a short-term convertible promissory note having a principal balance of $300,000. This issuance of shares upon conversion of the promissory note is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (12) Includes 2,500 shares owned outright and 105,000 shares that may be purchased pursuant to warrants that are currently exercisable. Of these securities, all of the shares owned outright and warrants to purchase 5,000 shares were issued to this selling stockholder as a loan procurement fee. The issuances of the common stock and the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. Warrants to purchase 60,000 shares were issued in consideration of a loan to the Company. The issuances of the warrants to purchase 60,000 shares are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act. Warrants to purchase 40,000 shares were acquired in a private secondary transaction. The Company has been advised that Paul Montle has sole voting power and sole investment power over these shares.
         (13) Includes 234,100 shares held directly and 50,000 shares that may be purchased pursuant to warrants that are currently exercisable. The warrants were issued in the private placement described in footnote (5) above. The shares held outright were either issued in the private placement described in footnote
                  (5) above or pursuant to the exercise of warrants issued in consideration of a loan to the Company. The issuances of the shares held outright pursuant to the exercise of the warrants issued in consideration of a loan to the Company are claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale of the related warrants was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.
         (14) Includes 40,000 shares that may be purchased pursuant to warrants that are currently exercisable. The issuances of these warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to five accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

         (15) Includes 300,000 shares that may be purchased pursuant to warrants that are currently exercisable. These warrants were issued to the selling stockholder for services provided in connection with the private placement described in footnote
                  (3) above. The issuance of the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act. This selling stockholder is a registered broker-dealer, whose Board of Directors has sole voting power and sole investment power over these shares.
         (16) Included 37,500 shares owned outright, and 125,000 shares also beneficially owned by Michael H. McConnell and Spring Street Partners, LP, an entity over whose shares Mr. Robertson (with Mr. McConnell) has shared voting power and shared investment power. The foregoing 125,000 shares are also reflected in the table as being held by Mr. McConnell and Spring Street Partners, LP. The 37,500 shares owned outright were issued in the private placement described in footnote (3) above.
         (17) Included 14,000 shares owned outright, and 125,000 shares also beneficially owned by Corbin J. Robertson III and Spring Street Partners, LP, an entity over whose shares Mr. McConnell (with Mr. Robertson) has shared voting power and shared investment power. The foregoing 125,000 shares are also reflected in the table as being held by Mr. Robertson and Spring Street Partners, LP. The 14,000 shares owned outright were issued in the private placement described in footnote (3) above.
         (18) Includes 30,000 shares owned outright and 20,000 shares that may be purchased pursuant to warrants that are currently exercisable. All of the shares held outright and all of the warrants were issued in the private placement described in footnote (5) above.
         (19) Includes 15,000 shares that may be purchased pursuant to warrants that are currently exercisable. The warrants were issued in the private placement described in footnote (5) above.
         (20) These shares were either issued in the private placement described in footnote (5) above or pursuant to the exercise of warrants issued in such private placement.
         (21) Includes 5,500 shares outright and 10,000 shares that may be purchased pursuant to warrants that are currently exercisable. All of the shares held outright and all of the warrants were issued in the private placement described in footnote (5) above. The Company has been advised that George Alcorn, Jr. has sole voting power and sole investment power over these shares.
         (22)     These shares were acquired in a private secondary transaction.
         (23) These shares were acquired in a private secondary transaction. The Company has been advised that Coy Monk has sole voting power and sole investment power over these shares.
         (24) The Company has been advised that Wellington Management Company, LLP, a registered investment adviser, has sole voting power and sole investment power over these shares.
         (25) The Company has been advised that Steven Gidumal and Vince Rossi have shared voting power and shared investment power over these shares.
         (26)     The Company has been advised that Fred Knoll has sole voting power and sole investment power over these shares.
         (27)     The Company has been advised that Charles K. Kellogg, Mark
                  Schalles and Nicholas Cappelleri have shared voting power and shared investment power over these shares.
         (28) The Company has been advised that Thomas E. McAuley has sole voting power and sole investment power over these shares.
         (29) The Company has been advised that Steve Derby has sole voting power and sole investment power over these shares. Mr. Derby disclaims beneficial ownership of these shares.
         (30) The Company has been advised that Noam Gettesman, Pierre Lagrange and Philippe Jabre have shared voting power and shared investment power over these shares.
         (31) The Company has been advised that Alex Bocock, Frederic Bocock and John H. Bocock have shared voting power and shared investment power over these shares. Frederic Bocock has indicated that he is a one-third owner of Dynamis Advisors (the General Partner of this selling stockholder), and that he is an employee of Scott Stringfellow, a registered broker-dealer based in Richmond Virginia. However, this selling stockholder is not a registered broker-dealer and does not believe that it is an affiliate of a registered broker-dealer.
         (32) The Company has been advised that Charles Oliver has sole voting power and sole investment power over these shares.
         (33) The Company has been advised that Cameron Scruens has sole voting power and sole investment power over these shares.
         (34) The Company has been advised that Andrew Echols, Hugh Echols and John Echols have shared voting power and shared investment power over these shares.

                              PLAN OF DISTRIBUTION

         As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Shares owned by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

         * a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         *        exchange distributions and/or secondary distributions;

         *        sales in the over-the-counter market;

         *        underwritten transactions;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         *        privately negotiated transactions.

         Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders, certain representatives of the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

         In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. After the Registration Statement of which this prospectus is a part is declared effective, the selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

         The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Of the selling stockholders, Sterne, Agee & Leach, Inc. and Kellogg Capital Group, LLC are registered broker-dealers. As such, these selling stockholders are "underwriters" within the meaning of Section 2(11) of the Securities Act with respect to the shares offered by them pursuant to this prospectus.

         There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                                     EXPERTS

         The financial statements of the Company included herein and in the registration statement have been audited by Malone & Bailey, PLLC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                           WESTSIDE ENERGY CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page

Independent Auditors' Report...............................................F-1

Balance Sheets as of December 31, 2004 and December 31, 2003...............F-2

Statements of Income for the years ended December 31, 2004
   and December 31, 2003...................................................F-3

Statements of Stockholder Equity for the years ended
   December 31, 2004 and December 31, 2003 ................................F-4

Statements of Cash Flows for years ended December 31, 2004
   and December 31, 2003 ..................................................F-5

Notes to Financial Statements .............................................F-6



Six Months Ended June 30, 2005 (unaudited):

Balance Sheets (unaudited) as of June 30, 2005 and
   June 30, 2004...........................................................G-1

Statements of Income (unaudited) for the six months
   ended June 30, 2005 and June 30, 2004...................................G-2

Statements of Cash Flows (unaudited) for the six months
   ended June 30, 2005 and June 30, 2004 ..................................G-3

Notes to Condensed Financial Statements....................................G-4

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Westside Energy Corporation
   Houston, Texas

We have audited the accompanying balance sheet of Westside Energy Corporation as of December 31, 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the two years then ended. These financial statements are the responsibility of Westside's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westside Energy Corporation, as of December 31, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

February 11, 2005






           See summary of significant accounting policies and notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                                  BALANCE SHEET
                                December 31, 2004



ASSETS

Current assets
    Cash                                                           $ 15,995,691
   Accounts receivable                                                  114,934
   Prepaid insurance                                                    30,648
                                                                   ------------
Total current assets                                                 16,141,093

Oil and gas properties, using
    successful efforts accounting
      Proved properties                                                 709,968
      Unproved properties                                             2,610,492
    Accumulated depreciation, depletion,
     amortization, and impairment                                      (366,813)
                                                                   ------------
Net oil and gas properties                                            2,953,647

Other property and equipment, net of
  accumulated depreciation of $0                                         25,909
                                                                   ------------
TOTAL ASSETS                                                       $ 19,120,649
                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities - accounts payable aand accrued expenses       $    131,203

Other non-current liabilities - asset
   retirement obligations                                                 6,646
                                                                   ------------

TOTAL LIABILITIES                                                       137,849
                                                                   ------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, 10,000,000 shares
       authorized, none issued and outstanding
  Common stock, $.01 par value, 50,000,000 shares
       authorized, 17,048,331 shares issued and outstanding             170,483
  Additional paid in capital                                         22,273,661
  Retained deficit                                                   (3,461,344)
                                                                    -----------
       Total stockholders' equity                                    18,982,800
                                                                    -----------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $19,120,649
                                                                    ===========

                 See summary of significant accounting policies and notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2004 and 2003



                                              2004                      2003
                                             ----------             ----------
Revenues
  Oil and Gas Sales                          $  116,137            $        -
                                             ----------            ----------

Total Revenues                                  116,137                     -

Expenses
  General and administrative expense            745,956                 3,686
  Interest expense                              141,983                 1,341
  Depreciation, depletion, and amortization      97,965                     -
  Impairment                                    268,962                     -
                                             ----------            ----------
Total Expenses                                1,254,865                 5,027
                                             ----------            ----------
Loss from Operations                         (1,138,728)               (5,027)
                                             ----------            ----------
Other Revenues
  Interest Income                                50,704                    -
  Other Income                                   51,265                    -
                                             ----------            ----------
Total Other Revenues                            101,969                    -
                                             ----------            ----------
    NET LOSS                                $(1,036,759)           $   (5,027)
                                            ===========            ==========


Basic and diluted loss per common share     $     (0.18)           $    (0.00)
Weighted average common shares outstanding    5,607,215             1,156,998


           See summary of significant accounting policies and notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                     Years Ended December 31, 2003 and 2004



                                   Common Stock           Retained
                                 Shares       Amount       Deficit      Totals
                                --------    ----------   -----------   ---------

Balances at December 31, 2002   1,153,970 $2,352,748  $(2,419,559)   $  (66,811)
Stock issued for services           5,000      1,900                      1,900
Imputed interest                               1,341                      1,341
Share adjustment                   (1,139)
Net loss                                                   (5,027)       (5,027)
                                ----------   ---------   -----------  ----------
Balances at December 31, 2003   1,157,831  2,355,989   (2,424,585)      (68,596)

Imputed interest                               1,220                      1,220
Discount on notes payable                    119,051                    119,051
Stock issued for cash          14,851,000 19,369,490                 19,369,490
Stock issued for properties       700,000     20,619                     20,619
Stock issued for fundraising       10,000          -                         -
Stock issued for property costs    30,000     43,500                     43,500
Stock issued for services         149,500    234,275                    234,275
Stock issued for debt             150,000    300,000                    300,000
Net Loss                                               (1,036,759)   (1,036,759)
                               ----------    ---------    ----------- ----------
Balances at December 31, 2004  17,048,331 22,444,144  $(3,461,344)  $18,982,800
                               ==========              ===========  ===========
Less: par                                    170,483
                                          -----------
Additional paid in capital               $22,273,661
                                         ===========


           See summary of significant accounting policies and notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2004 and 2003


                                                       2004            2003
                                                   ------------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net loss                                     $ (1,036,759)      $ (5,027)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
        Impairment                                    268,962             -
        Stock issued for services                     234,275             -
        Amortization of discount on N/P               119,051             -
        Depreciation, depletion, and amortization      97,965             -
        Imputed interest                                1,220          1,341
        Changes in:
        Accounts payable and accrued expenses          79,938        ( 2,000)
        Prepaid expenses                              (30,468)             -
        Accounts receivable                          (114,934)             -
                                                   -----------       ---------
NET CASH USED IN OPERATING ACTIVITIES                (380,749)        (3,786)
                                                   -----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES

        Purchase of equipment                         (25,909)             -
        Purchase of oil and gas interests          (3,249,809)             -
                                                   -----------       ---------
NET CASH USED IN INVESTING ACTIVITIES              (3,275,718)             -
                                                   -----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES

    Stock for cash                                 19,369,490              -
    Proceeds from notes issued to related parties     810,000              -
    Proceeds from notes                               300,000              -
    Advances from shareholder                               -           3,750
    Payments on advances from shareholder             (17,720)             -
    Payments on notes to related parties             (810,000)             -
                                                   -----------       ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES          19,651,770           3,750
                                                   -----------       ---------
NET CHANGE IN CASH                                 15,995,303            ( 36)

CASH BALANCES
    -Beginning of period                                  388             424
                                                  -----------        ---------
    -End of period                                $15,995,691        $    388
                                                  ===========        =========

SUPPLEMENTAL DISCLOSURES
    Stock issued for oil and gas interest         $    64,119        $      -
    Debt converted to common stock                    300,000               -
    Recognition of asset retirement obligation          6,532               -
    Discount on notes payable                         119,051               -


           See summary of significant accounting policies and notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Westside Energy Corporation ("Westside") (formerly EvenTemp Corporation) was incorporated in Nevada on November 30, 1995. EvenTemp operated an auto repair and accessory business. This business ceased operating in August 1999. The name of the company was changed to Westside Energy Corporation in March 2004.


Westside is engaged primarily in the acquisition, development, production, exploration for, and the sale of, oil, gas and natural gas liquids. Westside sells its oil and gas products primarily to domestic pipelines and refineries.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Westside records oil and gas revenues following the entitlement method of accounting for production, in which any excess amount received above Westside's share is treated as a liability. If less than Westside's share is received, the underproduction is recorded as an asset. Westside did not have an imbalance position in terms of volumes or values at December 31, 2004.

Oil and gas properties

Westside uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on Westside's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.* Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Through December 31, 2004, Westside had one producing well. All revenues from Westside were from a single operator of this well.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature in within three months of the date of purchase.

Other property and equipment

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Long-lived assets

Long lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of its carrying amount or fair value less cost to sell.


Stock-Based Compensation

Westside had no stock-based compensation to employees through December 31, 2004. Subsequent to 2004, Westside began issuing common stock to employees for compensation. Westside will record as compensation expense the fair value of such shares as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Westside has no option plans for its employees. Westside accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services." Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable.


Income taxes

Westside recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Westside provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per share

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

New Accounting Standards

In 2001, the FASB issued FASB Statement No. 143, "Accounting for Asset Retirement Obligations". This Statement requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For Westside, asset retirement obligations primarily relate to the abandonment of oil and gas producing facilities. Under previous accounting standards, such obligations were recognized over the life of the producing assets on a units-of-production basis.

The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

Previous accounting standards used the units-of-production method to match estimated future retirement costs with revenues generated from the producing assets. In contrast, FASB Statement No. 143 requires depreciation of the capitalized asset retirement cost and accretion of the asset retirement obligation over time. The depreciation will generally be determined on a straight line basis, while the accretion to be recognized will escalate over the life of the producing assets, typically as production declines. The following table indicates the changes to Westside's before-tax asset retirement obligations in 2004:

Balance at December 31, 2003                                  $        -
Liabilities incurred                                               6,532
Accretion expense                                                    114
                                                              ----------
Balance at December 31, 2004                                      $6,646
                                                              ==========

In December 2004, the FASB issued SFAS No. 123R, "Accounting for Stock-Based Compensation" SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not currently expected to have a material impact on the financial statements of the Company during the calendar year 2006.

NOTE 2 - CONCENTRATION OF CREDIT RISK

At December 31, 2004, Westside's cash in financial institutions exceeded the federally insured deposits limit by $15,895,691. An investment of $15,884,420 in a reverse repurchase agreement is included in cash and cash equivalents at December 31, 2004. The collateral for this investment consisted of a collateralized mortgage obligation with a market value of approximately $16,209,641 at December 31, 2004.

NOTE 3 -- RELATED PARTY TRANSACTIONS

For the year ended December 31, 2004, Westside borrowed a total of $810,000 from related parties on six notes.

Two of the notes totaling $410,000 bore 10% interest, were collateralized by Westside's oil and gas interests, and were issued with a combined 820,000 warrants exercisable at $.50 each. These notes were discounted by $119,051 for the relative fair value of the warrants. As of December 31, 2004, the notes have been paid in full and the entire discount has been amortized.

The remaining notes bore 10% interest and were convertible into common stock at $2 per share. The entire balance was paid in full in October 2004.

NOTE 4 -- NOTES PAYABLE

In September 2004, Westside borrowed $300,000 from a third party. The note bore 10% interest and was convertible into common stock at $2 per share. During the fourth quarter of 2004, this debt was converted into 150,000 shares of common stock.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Westside is not currently involved in any pending legal proceeding. In the future, Westside may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. Westside is not now in a position to determine when (if ever) such a legal proceeding may arise. If Westside ever becomes involved in a legal proceeding, Westside's financial condition, operations, or cash flows could be materially adversely affected, depending on the facts and circumstances relating to such proceeding.

In March 2005, Westside entered into a 38-month lease agreement, with the first two months free, for $3,660 per month.

NOTE 6 -- INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are as follows:

Federal income taxes:                              2004          2003

  Current                                     $        -       $     -
  Deferred                                       474,974        11,774
  Less: Valuation allowance                     (474,974)      (11,774)
                                               ----------      --------
    Total                                     $      -         $     -
                                              ===========      ========

Westside has prior net operating loss carryforwards of approximately $1,445,049 and $41,917 for the years ended December 31, 2004 and 2003 respectively. Available carryforwards expire 15 to 20 years from when incurred.

NOTE 7 -- IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, an impairment loss of $268,962 has been recognized for the Lucille Pruitt #1 well and included in income from continuing operations before income taxes under the caption "Impairment." In calculating the impairment loss, fair value was determined by the discounted present value minus the carrying value at December 31, 2004.

NOTE 8 -- COMMON STOCK

During the first quarter of 2004, Westside sold an aggregate of 4,080,000 shares of common stock to one of its directors and to an entity under the control of its other director for $.01 per share for total proceeds of $40,800.

During the second quarter of 2004, Westside sold 385,500 units consisting of two shares of common stock and one warrant to purchase common stock with a per share exercise price of $2.50, for cash of $2.00 per unit for total proceeds of $771,000.

During the third quarter of 2004, Westside issued 149,500 shares of common stock for services valued at $234,275. Westside issued 30,000 shares of common stock valued at $43,500 for costs related to purchasing the Oil and Gas Properties.

During the fourth quarter of 2004, Westside completed an equity offering consisting of 10,000,000 shares of common stock with an offer price of $2.00 per share. The cash offering resulted $20,000,000 in gross proceeds. Westside's placement agent received $1,400,000 and 300,000 warrants with a purchase price of $2.00 per share and a term of 5 years.

As discussed in note 4, a $300,000 note was converted at $2 per share in November 2004 resulting in the issuance of 150,000 shares.

NOTE 9 -- WARRANTS

During the year ended December 31, 2004, Westside issued warrants attached to debt, stock purchases, and for consulting services. All issuances are approved by the board of directors.

There were no warrants issued or outstanding until the year ended December 31, 2004. A summary of changes in outstanding warrants is as follows:

                                                                      Weighted
                                                                      Average
                                                     Warrants       Share Price
                                                --------------      -----------
Outstanding at December 31, 2003                            -                -

Changes during the year:
  Granted                                           1,510,500           $ 1.31
  Exercised                                                -                 -
  Forfeited                                                -                 -
                                                --------------       ----------
Outstanding at December 31, 2004                    1,510,500           $ 1.31
                                                ==============       ==========

Warrants outstanding and exercisable as of December 31, 2004:

                                            - - Outstanding - -     Exercisable
                                             Number      Remaining    Number
              Exercise Price               of Shares       life      of Shares
              --------------                 ----------  --------   ------------
                     $ .50                      820,000   4.2 years    820,000
                      2.00                      300,000   4.8 years    300,000
                      2.50                      390,500   1.4 years    390,500
                                             ----------                ---------
                                              1,510,500              1,510,500
                                             ==========              ==========


Westside has determined, based upon a Black-Scholes model, that the fair value of the warrants on the date of grant was approximately $1,848,000, using an expected life of two to five years, volatility of 131% and a risk-free interest rate of 2.0%.

NOTE 10 -- SUBSEQUENT EVENTS

In February 2005, 33,000 warrants were exercised at a price of $2.50 each resulting in the issuance of 33,000 shares of common stock for a total of $82,500.

                      Westside Energy Corporation
                 Supplemental Information (Unaudited)
                     Year Ended December 31, 2004


Westside began oil and gas operation in 2004, therefore, t comparative data for the year ending December 31, 2003 here is no

Capitalized Costs Relating to Oil and Gas Producing
Activities at December 31, 2004

Unproved oil and gas properties                                    $2,610,492
Proved oil and gas properties                                         709,968
                                                                   -----------
                                                                    3,320,460
Less accumulated depreciation, depletion, amortization,
and impairment                                                        366,813
                                                                   -----------
  Net capitalized costs                                            $2,953,647
                                                                   ===========

Costs Incurred in Oil and Gas Producing Activities for the Year Ended December 31, 2004

Property acquisition costs
  Proved                                                           $   49,655
  Unproved                                                          2,610,492
Exploration and Development costs                                     653,781


Results of Operations for Oil and Gas Producing
Activities for the year ended December 31, 2004

Oil and gas sales                                                  $  116,137
Depreciation, depletion, and amortization                             (97,965)
Impairment expense                                                   (268,962)
                                                                   ----------
                                                                     (250,790)
Income tax expense                                                         -

Results of operations for oil and gas producing
activities (excluding corporate overhead and
financing costs)                                                   $ (250,790)
                                                                   ==========

The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.


Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.

There are no proved undeveloped reserves.

                                                Oil (Bbls)            Gas (Mcf)

Proved developed reserves
  Beginning of year                               2,333                 104,594
  Production                                      (654)                 (13,805)
                                                ---------             ---------
End of year                                       1,679                  90,789
                                                =========             =========

Standardized measure of discounted future net cash flows at December 31, 2004

Future cash inflows                                                  $ 554,400
Future production costs                                               (140,400)
Future tax expense                                                     (57,600)
                                                                     ---------
Future net cash flows                                                  356,400
  10% annual discount for
  estimated timing of cash flows                                       (62,900)
                                                                     ---------
Standardized measure of discounted
  future net cash flows relating to proved
  oil and gas reserves                                               $ 293,500
                                                                     =========

The following reconciles the change in the standardized measure of discounted future net cash flow during 2004

Beginning of year                                                    $       -
Sales of oil and gas produced, net of
  production costs                                                    (116,137)
Net change from purchases and sales of
  minerals in place                                                    409,637
                                                                     ---------
End of year                                                          $ 293,500
                                                                     =========

                          WESTSIDE ENERGY CORPORATION
                                  BALANCE SHEET
                                  June 30, 2005
                                   (Unaudited)



ASSETS

Current Assets
  Cash                                                          $   8,030,499
  Marketable securities                                             3,325,000
  Accounts receivable                                                 127,848
  Prepaid insurance                                                    14,104
  Advances to operators                                               889,990
                                                                  -----------
Total current assets                                               12,387,441

Oil & gas properties, using
  successful efforts accounting

     Proved properties                                                925,185
     Unproved properties                                            5,983,274
     Accumulated depreciation, depletion,

        amortization, & impairment                                   (628,618)
                                                                -------------

Net oil & gas properties                                            6,279,841
Office furniture & equipment, net of

  accumulated depreciation of $18,359                                  33,056
                                                                 ------------


    TOTAL ASSETS                                                 $ 18,700,338

                                                                 ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities-accounts payable and
  accrued expenses                                               $    528,081

Other non-current liabilities-asset retirement
    obligations                                                         6,862
                                                                 ------------
TOTAL LIABILITIES                                                     534,943

STOCKHOLDERS' EQUITY

  Preferred stock, $.01 par value, 10,000,000 shares
       authorized, none issued and outstanding                              -
  Common stock, $.01 par value, 50,000,000 shares
       authorized, 17,299,553 shares issued and outstanding           172,995
  Additional paid-in capital                                       22,911,251
  Retained earnings                                                (4,668,989)
  Deferred compensation                                              (249,781)
  Other comprehensive loss                                                (81)
                                                                  -----------
       Total stockholders' equity                                  18,165,022
                                                                  -----------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 18,700,338
                                                                  ===========

                           WESTSIDE ENERGY CORPORATION
                               STATEMENT OF INCOME
                Three and Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)


                                Three Months                 Six Months
                              2005           2004          2005        2004
                           ----------     ----------    ---------   ----------
Revenues

  Oil and gas sales        $   49,245     $       -     $ 121,221   $       -


                           ----------     ----------    ----------  ---------
Total Revenues                 49,245             -       121,221           -
                           ----------     ----------    ----------  ---------
Expenses
  Production costs             39,194             -        47,855           -
  Exploration                 337,627             -       337,627           -
  General and
    administrative expense    468,488       157,025       832,758     177,768
  Depreciation, depletion,
    and amortization           44,048             -        95,045           -
  Impairment                        -             -       185,335           -
  Interest expense                  -           355             -       4,927
                           ----------     ----------    ----------  ----------
Total Expenses                889,357       157,380     1,498,620     182,695
                           ----------     ----------    ----------  ----------
Loss from Operations         (840,112)     (157,380)   (1,377,399)   (182,695)
                           ----------     ----------    ----------  ----------
Other Revenues
  Interest income              90,019         1,217       169,755       1,500
                           ----------     ----------    ----------  ----------

       NET LOSS            $ (750,093)   $ (156,163)  $(1,207,644)  $(181,195)
                           ==========    ==========    ==========   ==========

Basic and diluted loss
    per common share       $     (.04)   $     (.03)   $     (.07)  $    (.04)
Weighted average common
    shares outstanding     17,270,371     6,067,177    17,178,295   4,505,471

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)


                                                     2005             2004
                                                 -----------        --------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                    $(1,207,644)       $ (181,195)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
      Stock issued for services                     167,441                 -
      Impairment                                    185,335                 -
      Imputed interest                                    -              708
      Amortization of discount on note payable            -           23,324
    Depreciation, depletion and amortization         95,045                -
      Changes in:
        Accounts receivable                         (12,914)               -
        Advances to operators                      (889,990)               -
        Prepaid insurance                            16,364                -
        Accounts payable and accrued expenses       396,878           17,428
     Advances from joint venture partners                 -           94,452
                                                -----------         --------
NET CASH USED IN OPERATING ACTIVITIES            (1,249,485)         (45,283)
                                                -----------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable securities              (3,450,081)               -
  Proceeds from sale of marketable securities       125,000                -
  Purchase of office equipment                      (25,506)               -
  Capital expenditures for oil
    and gas properties                           (3,357,999)        (730,085)
                                                -----------         --------
NET CASH USED IN INVESTING ACTIVITIES            (6,938,586)        (730,085)
                                                -----------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable                           -          410,000
    Payments for fundraising                         (2,121)               -
    Proceeds from sale of common stock              225,000          811,800
                                                -----------        ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES           222,879        1,221,800
                                                -----------        ---------
NET CHANGE IN CASH                               (7,965,192)         446,432

CASH BALANCES
    -Beginning of period                         15,995,691              388
                                                -----------        ---------
    -End of period                              $ 8,030,499        $ 446,820
                                                ===========        =========
SUPPLEMENTAL DISCLOSURES
    Income taxes paid                                     -                -
    Interest paid                                         -                -

NON-CASH DISCLOSURES:
Stock issued for oil and gas interests                    -           20,619
Discount on note payable                                  -          117,311
Unrealized loss                                         (81)               -
Stock issued for deferred compensation              249,781                -

                           WESTSIDE ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Westside Energy Corporation ("Westside"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Westside's latest annual report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2004, as reported in the 10-KSB, have been omitted.


NOTE 2 - CONCENTRATION OF RISK

At June 30, 2005, Westside's cash in financial institutions exceeded the federally insured deposits limit by $7,917,807. An investment of $6,482,113 in a reverse repurchase agreement is included in cash and cash equivalents at June 30, 2005. The collateral for this investment consisted of a collateralized mortgage obligation with a market value of approximately $6,617,100.


NOTE 3 - MARKETABLE SECURITIES

The marketable securities are deemed by management to be "available-for-sale" and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within stockholders' equity. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, unrealized gains and losses are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

These marketable securities had a fair value of $3,325,000 at June 30, 2005.


NOTE 4 - EQUITY

During the first six months ended June 30, 2005:

       o 218,000 warrants were exercised at $1.03 each, for a total of $225,000.

       o 31,666 shares valued at $123,331 were issued to employees. 7,222 shares vest immediately; the remaining shares vested evenly over the next two years. As of June 30, 2005, $37,240 has been expensed. The remaining amount of $86,091 is deferred compensation, and will be amortized evenly over the next two years.

       o 40,000 shares valued at $140,000 were issued to a contractor for services. 13,334 shares vest immediately; the remaining shares vested evenly over the next two years. As of June 30, 2005, $65,974 has been expensed. The remaining amount of $74,026 is deferred compensation, and will be amortized evenly over the next two years.

       o 37,998 shares valued at $153,892 were issued to directors for services. 12,666 shares vest immediately; the remaining shares vested evenly over the next two years. As of June 30, 2005, $64,227 has been expensed. The remaining amount of $89,665 is deferred compensation, and will be amortized evenly over the next two years.


NOTE 5 - COMPREHENSIVE LOSS

Comprehensive loss is composed of net loss and other comprehensive income
(loss), which includes the change in unrealized gains and losses on available-for-sale securities. The following table outlines the changes in other comprehensive loss for the six months ended June 30, 2005 and 2004:

                                                        2005          2004
                                                    ----------     ----------

Net Loss                                           $(1,207,644)    $ (181,195)


Other Comprehensive Loss
  Unrealized loss on marketable securities                 (81)             -
                                                    ----------     ----------

Comprehensive Loss                                 $(1,207,725)    $ (181,195)

                                                    ==========     ==========


NOTE 6 - COMMITMENT

On April 18, 2005, Westside entered into an agreement with EBS Oil and Gas Partners Production Company, L.P. ("EBS"), a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located in Cooke, Montague, and Wise Counties, Texas. Under the terms of the EBS Agreement, Westside will make available to EBS, on a revolving basis, funds of up to a maximum sum of $1,000,000 outstanding at any given time. The funds will be advanced to cover the costs incurred by EBS in connection with its acquisition of oil and gas leases. Westside will have the discretion as to whether or not to make any advances with respect to any particular lease presented by EBS for financing pursuant to the EBS Agreement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, section 78.7502 provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         Section 78.751 of the NGCL provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NGCL shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action

         The Company's Bylaws permit indemnification in accordance with Section
78.751 of the NGCL. The Company's Restated Articles of Incorporation and Bylaws limit the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. The estimated expenses set forth below, will be borne by the Company.

         Item                                                           Amount

         SEC Registration Fee .........................................$ 7,543
         Legal Fees and Expense .......................................$40,000
         Accounting Fees and Expenses .................................$10,000
         Printing ...................... ...............................$2,500

         Total ........................................................$60,043

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

            On November 2, 2004, the Company completed the private placement of an aggregate of 10,000,000 shares of its common stock, $.01 par value, at a price of $2.00 per share. The cash offering resulted in $20 million in gross proceeds and approximately $18.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 48 investors, all of whom are accredited. The Company's placement agent received a placement fee in the amount of $1,400,000, and was granted a five-year warrant (the "Placement Agent's Warrant") to purchase 300,000 shares of common stock at a purchase price of $2.00 per share. The issuances of the common stock and the Placement Agent's Warrant are claimed to be exempt, and the issuance of the common stock underlying the Placement Agent's Warrant will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"). No advertising or general solicitation was employed in offering these securities. The offering and sale were made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act. Also, in connection with the closing of the private placement, a holder of a short-term convertible promissory note having a principal balance of $300,000 converted the principal balance of the promissory note into 150,000 shares of the Company's common stock, $.01 par value. This issuance of shares is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act.

         During the quarter ended June 30, 2004, the Company sold 385,500 units of the Company's securities to a total of 17 accredited investors. An additional 5,000 units were issued to one accredited investor as a loan procurement fee. Each unit was comprised of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock at a per share price of $2.50. The purchase price for a unit was $2.00, with the Company receiving aggregate offering proceeds of $771,000 from the offering. As a result of this offering, 781,000 shares of the Company's common stock and warrants to purchase an aggregate of 390,500 shares of the Company's common stock were issued. The issuances of the common stock and the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

         On April 30, 2004, in consideration of a loan in the amount of $130,000 from Bering Partners No. 2, LLC ("Bering"), the Company issued (without any further consideration) warrants to purchase up to 260,000 shares of the Company's common stock at a per share price of $.50. These warrants were issued to certain of Bering's equity owners who included Westside Resources, L.P. (the "Partnership"), an entity wholly-owned by Jimmy D. Wright and formerly named "Westside Energy, L.P." (a director of the Company and the Company's Chief Executive Officer and Chief Financial Officer), Keith D. Spickelmier (the Company's Chairman of the Board), and one other accredited investors. The issuances of the warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(6) of, and Rule 506 of Regulation D under, the Act.

         On February 26, 2004, the Company issued 700,000 shares of its common stock to the Partnership, in consideration of the Partnership's assignment of its undivided interests in certain oil and gas leases covering approximately 819 gross acres of land. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of this issuance, the issuance of these shares is claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").

         On February 26, 2004, in consideration of a loan in the amount of $280,000 from Bering Partners No. 2, LLC ("Bering"), the Company issued (without any further consideration) warrants to purchase up to 560,000 shares of the Company's common stock at a per share price of $.50. These warrants were issued to Bering's four equity owners who included the Partnership, Keith D. Spickelmier (the Company's Chairman of the Board), and two other accredited investors. The issuances of the warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(6) of, and Rule 506 of Regulation D under, the Act.

         On February 26, 2004, the Company issued an aggregate of 4,080,000 shares to the Partnership and Mr. Spickelmier in consideration of an aggregate purchase price of $40,800. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of this issuance, the issuance of these shares is claimed to be exempt, pursuant to Section 4(2) of the Act.

ITEM 27.  EXHIBITS

EXHIBIT INDEX

Exhibit
No.               Description

3.01 Restated Articles of Incorporation of the Company is incorporated herein by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (SEC File No. 0-49837), Exhibit 3.01.
3.02 Bylaws of the Company is incorporated herein by reference from the Company's Form 10-SB (SEC File No. 0-49837) filed with the SEC on May 28, 2002, Part III, Item 1, Exhibit 3.02.
3.03 Article of Merger of Westside Energy Subsidiary Corporation with and into the Company, whereby the Company changed its corporate name to "Westside Energy Corporation" is incorporated herein by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File No. 0-49837), Exhibit 3.04
 4.01             Specimen Common Stock Certificate - previously filed
 5.01             Opinion of Counsel - previously filed
10.01 Agreement, Assignment and Bill of Sale executed by Westside Energy, L.P. in favor of the Company is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
                  Exhibit 10.01
10.02 Promissory Note made payable by the Company to the order of Bering Partners No. 2, LLC in the original principal amount of $280,000 is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No.
                  0-49837) filed with the SEC on March 1, 2004, Exhibit 10.02
10.03 Warrant to Purchase the Company's common stock issued in the name of Westside Energy, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
                  Exhibit 10.03
10.04 Warrant to Purchase the Company's common stock issued in the name of Keith D. Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
                  Exhibit 10.04
10.05 Registration Rights Agreement in favor of Westside Energy, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.05
10.06 Registration Rights Agreement in favor of Keith D. Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.06
10.07             Voting Agreement between Westside Energy,  L.P. and Keith D.
                  Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.07
10.08 Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement is incorporated herein by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File
                  No. 0-49837), Exhibit 10.08
10.09 Warrant to Purchase the Company's common stock issued in the name of Westside Resources, L.P. - previously filed
10.10 Warrant to Purchase the Company's common stock issued in the name of Keith D. Spickelmier - previously filed
10.11 Form of Warrant to Purchase the Company's common stock issued to investors in the Company's private placement of units - previously filed
10.12 Form of Registration Rights Agreement entered into with investors in the Company's private placement of units - previously filed
10.13 Form of Subscription and Registration Rights Agreement entered into with investors in the Company's private placement of shares of common stock - previously filed
10.14 Placement Agent Engagement Agreement by and between the Company and Sterne, Agee & Leach, Inc. - previously filed
10.15 First Amendment to Placement Agent Engagement Agreement by and between the Company and Sterne, Agee & Leach, Inc. - previously filed
10.16 Warrant to Purchase the Company's common stock issued in the name of Sterne, Agee & Leach, Inc. - previously filed
10.17 Agreement dated April 12, 2005 between the Company and EBS Oil and Gas Partners Production Company, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the
                  SEC on April 22, 2005, Exhibit 10.01
10.18             Agreement dated May 3, 2005 between the Company and Sean J.
                  Austin is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on May 19, 2005, Exhibit 10.01
23.01             Consent of Malone & Bailey, PLLC - filed herewith
23.02             Consent of Legal Counsel - included on Exhibit 5.01 hereof
99.01             The Company's Year 2004 Consultant Compensation Plan (filed as
                  Exhibit 4.1 to the Company's Registration Statement on Form S-8 (SEC File No. 333-114686) filed April 21, 2004.
99.02 The Company's 2005 Director Stock Plan (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8
                  (SEC File No. 333-124890) filed May 13, 2005.

ITEM 28.  UNDERTAKINGS

         A. The undersigned Registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

                  (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on October 11, 2005.

                           WESTSIDE ENERGY CORPORATION


                           By: /s/ Jimmy D. Wright
                           Jimmy D. Wright,
                           President

                                POWER OF ATTORNEY

         The undersigned directors and officers of Westside Energy Corporation (other than Jimmy D. Wright) hereby appoint Jimmy D. Wright as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                         Title                                Date

/S/Jimmy D. Wright         Director, President & Treasurer      October 11, 2005
Jimmy D. Wright            (Principal Executive Officer &
                           Principal Financial Officer)

/S/Keith D. Spickelmier    Director, Chairman of the Board      October 11, 2005
Keith D. Spickelmier

/s/ Douglas G. Manner      Director,                            October 11, 2005
Douglas G. Manner

/s/ Sean J. Austin         Vice President and                   October 11, 2005
Sean J. Austin,            Corporate Controller
                           (Principal Accounting
                           Officer)